UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under §240.14a–12

Santander BanCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required
☐  Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Santander Tower, B-7 Tabonuco Street
Guaynabo, Puerto Rico 00968

March 26, 2010

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2010 Annual Meeting of Stockholders of Santander BanCorp.  The meeting will be held on April 26, 2010 at 10:00 a.m. at the Conference Room located at the parking level of Santander Tower, B-7 Tabonuco St., Guaynabo, Puerto Rico, 00968.  The formal notice and proxy statement for this meeting are attached to this letter.

It is important that your shares be represented and voted at the meeting.  Therefore, we urge you to sign, date and return your proxy card as soon as possible in order to ensure that your shares are represented at the meeting.  If you attend the meeting, you may still choose to vote your shares in person even though you have previously designated a proxy.  Your vote is important no matter how many shares you own.

I thank you for your cooperation.

Sincerely,

Juan S. Moreno Blanco
President & Chief Executive Officer

SANTANDER BANCORP
Santander Tower, B-7 Tabonuco Street
Guaynabo, Puerto Rico 00968

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Monday, April 26, 2010

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Santander BanCorp. for the year 2010 will be held on Monday, April 26, 2010 at 10:00 a.m. (local time) at our principal executive offices located at Santander Tower, B-7 Tabonuco St., Guaynabo, Puerto Rico, 00968, at the Conference Room located at the parking level of the building.

At the meeting, stockholders will be asked to consider and vote on the following matters:

(1)	To elect 3 directors for a three-year term;

(2)	To ratify the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for 2010; and

(3)	To act on any other business that may be properly brought before the meeting or any adjournment thereof.

 Stockholders of record at the close of business on March 19, 2010, the record date for the meeting, are entitled to notice of and to vote at the meeting.  Your Board of Directors recommends that you vote FOR the election of each of the directors named in the proxy statement and FOR the ratification of the selection of Deloitte & Touche, LLP as our independent registered public accounting firm.

Please review the attached proxy materials and take the time to cast your vote.

By Order of the Board of Directors,

Rafael S. Bonilla, Esq.
Secretary

San Juan, Puerto Rico
March 26, 2010

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN.  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED.  IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY.  YOU MAY REVOKE IN WRITING OR IN PERSON ANY PROXY GIVEN AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

TABLE OF CONTENTS

SANTANDER BANCORP
Santander Tower, B-7 Tabonuco Street
Guaynabo, Puerto Rico 00968

PROXY STATEMENT
For the Annual Meeting of Stockholders
To be held on Monday, April 26, 2010

ABOUT THE MEETING

This proxy statement is being made available to our stockholders in connection with a solicitation of proxies by the Board of Directors of Santander BanCorp. (the “Corporation,” “we,” “us,” or “our”) for use at the 2010 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting.  The meeting will be held at 10:00 a.m. on Monday, April 26, 2010, at the Conference Room located at the parking level of Santander Tower, B-7 Tabonuco St., Guaynabo, Puerto Rico.

This proxy statement includes our Annual Report to Stockholders, including audited financial statements, for the fiscal year ended on December 31, 2009.  Our financial statements were audited by Deloitte & Touche, LLP (“D&T”), our independent registered public accounting firm.  This proxy statement, the Notice of Meeting of Stockholders, the form of proxy and our Annual Report to Stockholders are being sent to stockholders on or about March 26, 2010.

All shares represented by each properly executed and returned proxy card in the accompanying form, unless revoked, will be voted at the meeting.  The proxies we are soliciting also confer on our Board discretionary authority to vote with respect to the approval of the minutes of the 2009 Annual Meeting of Stockholders, the election of any substitute nominee designated by our Board if any nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.  With respect to any other matter that may properly come before the meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

SOLICITATION OF PROXIES

We will bear the cost of solicitation of proxies, including preparing and mailing the Notice of Meeting, this proxy statement and the proxy card.  We have engaged the services of Mellon Investor Services, LLC, our transfer agent, to assist us in the solicitation of proxies for this meeting for a fee not to exceed $6,500, plus reimbursement of all out-of-pocket expenses.  Brokers, fiduciaries, custodians and other nominees who are holders of record of our shares of common stock (the “Common Stock”), will be asked to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Corporation for their expenses in connection therewith at customary and reasonable rates.  In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile transmission or other personal contact, for which such persons will not receive any additional compensation.

PROPOSALS, VOTING SECURITIES AND VOTE REQUIRED FOR APPROVAL

At the meeting, stockholders will consider and vote on the following matters:

1.	The election of 3 directors for a three-year term; and

2.	The ratification of the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for 2010.

To be able to vote, you must have been a stockholder of record of the Corporation at the close of business on March 19, 2010.  This date is the “Record Date.”  Stockholders of record on the Record Date are entitled to vote on each proposal at the meeting or any postponement or adjournment of the meeting.  As of the close of business on the Record Date, there were 46,639,104 shares of Common Stock outstanding, excluding shares held as treasury stock.  Each share of our Common Stock that you owned on the Record Date entitles you to one vote on each matter that is voted on.  All shares of our Common Stock will vote together as a single class on all matters brought before the meeting.

You may vote in the following ways:

(a)            By Mail - You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-paid envelope.  You do not need to put a stamp on the enclosed envelope if you mail it in the United States.  The shares you own will be voted according to your instructions on the proxy card you mail.  If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendation of our Board.

(b)            In Person - If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot.  Ballots will be available at the meeting.

All proxies will be voted in accordance with the instructions they contain.  If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendation of our Board.  You can change your vote and revoke your proxy at any time before it is exercised at the meeting either by (i) delivering another duly executed proxy with a later date; (ii) giving our Secretary written notice to that effect before or at the meeting, before the polls close with respect to a particular matter for which you want to revoke your proxy; or (iii) attending the meeting and voting in person.  Proxies solicited hereby may be exercised only at the meeting and any adjournment thereof and will not be used for any other meeting.

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions.  In order to vote your shares, you will need to follow the directions your brokerage firm provides you.  Under the current rules of the New York Stock Exchange (the “NYSE”), if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the selection of Deloitte & Touche, LLP as our independent registered public accounting firm (Proposal 2) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.  Starting this year, the election of directors (Proposal 1) is a “non-discretionary” item.  If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your broker, fiduciary, custodian or other nominee showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

The presence, in person or by proxy, of a simple majority of the shares entitled to vote will constitute quorum for the meeting.  Abstentions, which may be specific or on all matters (except the election of directors), will be considered shares present and entitled to vote on all matters and, accordingly, will have the same effect as a vote against a matter.  Broker non-votes are included in the determination of the number of shares present and voting; however, they are not counted for purposes of determining the number of votes cast with respect to a particular proposal.  Accordingly, broker non-votes are not counted as votes for or against a particular proposal.  The only outstanding voting securities of the Corporation are shares of its Common Stock.

The affirmative vote of a majority of the shares of Common Stock present at the meeting is required for the approval of Proposals 1 and 2.   Our Board recommends that you vote:

➢	FOR the election of each of the 3 nominees to serve as directors on the Board of Directors for a term of 3 years; and

➢	FOR the ratification of the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for 2010.

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our Common Stock as of March 19, 2010 by the shareholders we know to beneficially own more than 5% of our outstanding Common Stock.  Information regarding the beneficial ownership by Banco Santander, S.A. (“BSSA”) is derived from information submitted by BSSA to the Corporation.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Class(3)
Banco Santander, S.A. (“BSSA”) (formerly known as Banco Santander Central Hispano, S.A.) Ciudad Grupo Santander Boadilla del Monte Madrid, Spain 28660	42,252,418	(4)	90.59%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(2)
For each person, the “Amount and Nature of Beneficial Ownership” column may include shares of a class of common stock attributable to the person because of that person’s voting or dispositive power or other relationship.  The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	Based on 46,639,104 shares of our Common Stock outstanding as of March 19, 2010.
(4)	Includes shares of Common Stock owned by certain subsidiaries.

Beneficial Ownership by Officers, Directors or Nominees:

The following table contains information regarding the beneficial ownership of our Common Stock as of March 19, 2010 by (i) each director and nominee for director named in this proxy statement, (ii) each executive officer named in the Summary Compensation Table in this proxy statement, and (iii) all of our directors and executive officers as a group.

	Corporation’s Common Stock			BSSA Common Stock
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Directors:
Gonzalo de Las Heras	-		*	41,909		*
Víctor Arbulu	-		*	-		*
Stephen A. Ferriss	-		*	-		*
Roberto H. Valentín	3,769		*	2,856		*
Jesús M. Zabalza	-		*	440,330	(4)	*
José R. González	14,531	(5)	*	10,304	(6)	*
María Calero	10,705	(7)	*	41,460	(8)	*

	Corporation’s Common Stock			BSSA Common Stock
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)

Named Executive Officers:
Juan S. Moreno	-		*	30,570		*
Roberto Jara	-		*	715		*
José Alvarez	-		*	15,962	(9)	*
Justo Muñoz	-		*	2,695	(10)	*
James Rodríguez	5,532	(11)	*	5,759	(12)	*
Total shares owned by directors, nominees and Executive Officers, as a group	35,389		*	618,881		*

*      Less than one percent (1%).
(1)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.  Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of the record date upon the exercise of options or warrants or upon the vesting of deferred stock awards.

(2)
For each person, the “Amount and Nature of Beneficial Ownership” column may include shares of a class of common stock attributable to the person because of that person’s voting or dispositive power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	Based on 46,639,104 shares of our Common Stock and 8,228,833,000 shares of common stock of BSSA outstanding as of March 19, 2010.
(4)	This amount includes 61,702 stock options of BSSA beneficially owned by Mr. Zabalza.
(5)	Mr. González’ shares of the Corporation are held in a margin securities account with Santander Securities Corporation.
(6)	9,494 of these shares of BSSA are also held in a margin securities account with Santander Securities Corporation.
(7)	Ms. Calero’s shares of the Corporation are held in a margin securities account with Santander Securities Corporation.
(8)	16,460 of Ms. Calero’s BSSA shares are held in a margin securities account with Santander Securities Corporation.
(9)	5,721 of Mr. Alvarez’s shares of BSSA are held in a margin securities account with Santander Securities Corporation.
(10)	Mr. Muñoz’s shares of BSSA are held in a margin securities account with Santander Securities Corporation.
(11)	Mr. Rodríguez’s shares of the Corporation are held in a margin securities account with Santander Securities Corporation.
(12)	5,659 of Mr. Rodríguez’s BSSA shares are held in a margin securities account with Santander Securities Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the directors and executive officers and the holders of more than 10% of the Corporation’s Common Stock file with the Securities Exchange Commission (the “SEC”) initial reports of ownership of our Common Stock on Form 3 and reports of changes in such ownership on Form 4 or Form 5.   They are also required to furnish the Corporation with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1:  ELECTION OF THREE CLASS A DIRECTORS FOR A THREE-YEAR TERM

At the meeting, three nominees who are currently directors assigned to “Class A” will be elected to serve until the 2013 annual meeting of stockholders or until their respective successors are elected and qualified.  The remaining directors will continue to serve as directors, as follows: until the 2011 annual meeting of stockholders, in the case of the directors assigned to “Class B,” and until the 2012 annual meeting of stockholders, in the case of the directors assigned to “Class C,” or in each case, until their successors are elected and qualified.

The persons named as proxies in the accompanying proxy form have advised us that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies FOR the election of the three nominees named below, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as our Board may recommend.  We have no knowledge that any nominee will become unavailable for election.

There are no cumulative voting rights for the election of directors.  The vote in favor of the majority of the total shares of Common Stock eligible to be voted at the meeting is required for the approval of this Proposal 1.

BOARD OF DIRECTORS

The following paragraphs provide qualification information for directors and nominees for election as of the date of this proxy statement.  The information presented includes information each director has given us about his age, all positions he holds,  principal occupation and business experience for at least during the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director at least during the past five years.  In addition to the information presented below regarding each director or nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, commitment and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Corporation and our Board.  Finally, we value their significant experience on other public company boards of directors and board committees.

Nominees:

Class A Directors – Terms Expiring in 2013

Víctor Arbulu (68 years).  Since 2002, he has served on the Board of Directors of the Corporation.  Mr. Arbulu also serves as a Director and member of Audit Committees in several banking entities of the Santander Group, including Banco Santander Chile, S.A., which is a publicly held company.  Mr. Arbulu worked for J.P. Morgan for nearly 25 years in various positions in Europe, North America and South America.  Mr. Arbulu was Managing Director, member of the European management committee and Chief Executive Officer of J.P. Morgan for Spain and Portugal, from 1988 until 1998.  Prior to joining J.P. Morgan, Mr. Arbulu worked as an officer of the Interamerican Development Bank in Washington, D.C., and also as a financial consultant and in management positions of industrial companies in Spain and Latin America.  Mr. Arbulu holds a degree in Mechanical and Electrical Engineering from Universidad Nacional de Ingeniería in Lima, Perú and a Master’s in Business Administration from Escuela para Graduados (ESAN) in Lima, Perú.  We believe that Mr. Arbulu’s qualifications to serve on our Board of Directors include his prior experience in investment banking where he dedicated a substantial amount of time to financial analysis and evaluation of companies both for credit purposes and for merger and acquisitions, and his experience as chief executive officer of financial institutions for over ten years, directorships of financial institutions for more than five years, his extensive experience with global companies, and his financial expertise.

María Calero (57 years).  Since 2001, she has served on the Board of Directors of the Corporation.  Ms. Calero was named Senior Executive Vice President and Chief Compliance Officer of the Corporation and its subsidiaries on November 2008.  From 2001 to November 2008, Ms. Calero had served as Executive Vice President and Chief Accounting Officer of the Corporation.  Ms. Calero was appointed Director of the Board of Directors of Banco Santander Puerto Rico (“Bank”) in May 2000.  Ms. Calero also serves as Director of several of the Corporation’s affiliates and subsidiaries in Puerto Rico.  From April 1996 to December 2000, Ms. Calero held the position of First Senior Vice President of the Compliance and Legal Department at the Bank.  From April 1995 until April 1996, Ms. Calero held the title of Senior Vice President of the Compliance Department, and from November 1998 to April 2003, Ms. Calero was in charge of the Corporation’s Investor Relations.  Prior to her employment at the Bank in April 1995, she held the position of Senior Vice President, Administration/Finance at Santander National Bank from November 1992 to March 1995, having served previously, from September 1985 to October 1992, as a private consultant to those institutions on accounting and regulatory matters.  Ms. Calero also worked for Deloitte, Haskins & Sells in the San Juan office from August 1975 to August 1985; as Audit Manager, Savings & Loans Industry, from June 1980 to August 1985.  Ms. Calero is a member of the American Institute of Certified Public Accountants, the Puerto Rico Society of Certified Public Accountants, and the Florida Institute of Certified Public Accountants.  We believe Ms. Calero’s qualifications to sit on our Board include her unique insights into the Corporation’s challenges and operations due to her employment with the bank for eighteen years, and her extensive knowledge of accounting and compliance issues arising from her experience as a manager of a national accounting firm, as Chief Accounting Officer, and her various positions as compliance officer.

Stephen A. Ferriss (64 years). Mr. Ferriss is a private investor.  Since 2003, he has served on the Board of Directors of the Corporation.  Since March 2006, Mr. Ferriss is also a member of the Audit Committee, Chairman of the Nominations Committee and a member of the Board of Management Consulting Group, PLC.  Mr. Ferriss served as President and Chief Executive Officer of Santander Central Hispano Investment Securities, Inc. in New York from 1999 to 2002, and as Director of Banco Santander Serfin from 2000 to 2003.  Prior to that appointment, from 1987 to 1999, Mr. Ferriss served in various positions at Bankers Trust, which include Managing Director and Partner within Bankers Trust’s Global Investment Bank in London, England and New York.  He also served as Managing Director for Bankers Trust

Emerging Markets (Eastern Europe, Middle East, and Africa) in London.  Prior to joining Bankers Trust, Mr. Ferriss served for 17 years at Bank of America in various positions, which include tenure as Senior Vice President managing the Spain and Portugal operations for the bank in Madrid, Spain.  Mr. Ferriss has a Bachelor’s Degree from Columbia College and a Masters in International Affairs from Columbia University.  We believe Mr. Ferriss’s qualifications to sit on our Board include his financial literacy and expertise.  Mr. Ferriss understands financial accounting issues, as a result of having spent over thirty years in executive roles in banking and investment banking in financial companies in the United States, Europe and Latin America.  He also has had extensive board level experience at financial firms in Spain, Mexico and the United States.

Members of the Board of Directors:

Class B Directors – Terms Expiring in 2011

José R. González (55 years). Mr. González served as President and Chief Executive Officer of the Corporation and as Vice Chairman of the Board of Directors of the Corporation from October 2002 to August 2008.  He has served as Director of the Corporation since June 2000.  He also served as Chairman of the Board of Directors of several of the Corporation’s subsidiaries in Puerto Rico.  Prior to his appointment as President and Chief Executive Officer of the Corporation, Mr. González served as Senior Executive Vice President and Chief Financial Officer of the Corporation from July 2001 to October 2002.  From 1996 to July 2001, Mr. González served as President and Chief Executive Officer of Santander Securities Corporation.  From 1995 to 1996, Mr. González was Vice President and Chief Financial Officer of MOVA Pharmaceutical Corporation, a privately held pharmaceutical manufacturing company based in Caguas, Puerto Rico.  Prior to this, Mr. González was at Credit Suisse First Boston, a securities broker-dealer, from 1983 to 1986 as Vice President of Investment Banking, and from 1989 to 1995 as President of the Puerto Rico operations of the firm.  From 1986 to 1989, Mr. González was President and Chief Executive Officer of the Government Development Bank for Puerto Rico.  Mr. González is a member of the Board of the Federal Home Loan Bank of New York since January 2004, a public company, and was elected Vice Chairman of said board in 2008.  Mr. González received a Bachelor’s Degree in Economics from Yale University in 1976, and has a Masters in Business Administration and Juris Doctor degrees from Harvard University in 1980.  We believe Mr. González’s qualifications to sit on our Board include his commercial and investment banking experience, derived from the various professional positions held by him, and also his background as a lawyer and as chief executive officer of a governmental bank, provides a unique perspective to the Board.  Moreover, Mr. González’s experience as Chief Executive Officer and Chief Financial Officer of the Corporation bring knowledge of the Corporation’s challenges and operations.

Roberto H. Valentín (69 years).  Since 2000, he has served on the Board of Directors of the Corporation and since 1992 he has served on the Board of Directors of the Bank.  Mr. Valentín is a private investor and has served as founder and President of several private firms.  Mr. Valentín has served as a member of the Board of Directors of several private companies, and as a member of the Board of Trustees of Universidad del Sagrado Corazón.  Mr. Valentín has served as a member of the Board of Directors of the Puerto Rico Industrial Development Company, and as director in several other governmental entities.  We believe Mr. Valentín’s qualifications to sit on our Board include his business and board experiences, which have entailed direct responsibility for financial and accounting issues.  Also, having founded several companies, he brings to the Board entrepreneurial experience and expertise in strategy and opportunities.

Class C Directors – Terms Expiring in 2012

Gonzalo de Las Heras (70 years).  Since 2002, he has served as Chairman of the Boards of Directors of the Corporation and the Bank.  Prior to his appointment as Chairman of the Board, Mr. de Las Heras held a position as Director of the Bank since June 1998 and Director of the Corporation since May 2000.  Mr. de Las Heras joined BSSA in 1990.  He currently serves as Executive Vice President of BSSA, supervising its North American business.  He is Chairman of several of Santander Group global entities, and Director of Sovereign BanCorp.  Prior to that, Mr. de Las Heras held various positions at J.P. Morgan, lastly as Senior Vice President and Managing Director.  He has served as director of other private and public companies.  Mr. de Las Heras has a law degree from the University of Madrid and as a Del Amo Scholar pursued postgraduate studies in Business Administration and Economics at the University of Southern California.  From 1993 to 1997, Mr. de Las Heras served on the New York State Banking Board.  He is Director and past Chairman of the Foreign Policy Association, a Trustee and past Chairman of the Institute of International Bankers, and a Director of both The Spanish Institute and the Spain-US Chamber of Commerce.  We believe Mr. de las Heras’s qualifications to sit on our Board include his forty years of experience in banking, twenty years in board level experience in boards of listed companies in the United States and Europe, his experience with the New York State Banking Board, a banking regulatory board, and other positions in banking or commerce related representative entities.

Jesús M. Zabalza (51 years).  Since 2002, he has served on the Board of Directors of the Corporation.  Mr. Zabalza currently serves as Executive Managing Director of BSSA, responsible for Latin America since July 2002.  Prior to joining BSSA, Mr. Zabalza held various positions at La Caixa (“Caja de Ahorros y Pensiones de Barcelona”) where he directed from 1996 to 2002 the retail-banking sector for Madrid and related areas.  Prior to joining La Caixa, Mr. Zabalza worked at Caja Postal as Managing Director and also served as Managing Director of Banco Hipotecario y Caja Postal from 1992 to 1996.  From 1982 to 1992, Mr. Zabalza held several positions at Banco de Vizcaya, including Director of Commercial Banking, Director of Central Services and Director of Area.  Mr. Zabalza holds an Industrial Engineer degree.  We believe Mr. Zabalza’s qualifications to sit on our Board include his extensive commercial and retail-banking experience, derived from the various professional positions held by him, as well as his extensive knowledge of the Santander Group operations.

Juan S. Moreno (45 years).  Since August 28, 2008, he has served on the Board of Directors of the Corporation and the Bank.  Mr. Moreno was appointed President and Chief Executive Officer of the Corporation in October 2008.  He was appointed Chief Executive Officer of the Bank in October 2008, and President of the Bank effective on February 2009.  Mr. Moreno also serves as Director of several of the Corporation’s affiliates and subsidiaries in Puerto Rico.  Mr. Moreno has been with Santander Group since 1997, where he has held different positions.  Prior to his appointment to his positions with the Corporation and the Bank, Mr. Moreno served as Director of Business Development for Santander America’s Division since January 2006.  From 1997 to 2005, Mr. Moreno held various positions at Banco Santander México, including General Director for Wholesale and Institutional Banking.  He also worked for Bankinter from 1987 to 1994 and for Booz, Allen & Hamilton from 1994 to 1997.  Mr. Moreno holds a business administration degree with a major in Finance from the University of Houston.  We believe Mr. Moreno’s qualifications to sit on the Board include his day to day leadership as Chief Executive Officer of the Corporation and the Bank, which provides him with intimate knowledge of the Corporation’s operations.  Also, Mr. Moreno’s previous positions with the Santander Group brings to the Board the perspective of a leader with problem-solving orientation, facing external economic, social and governance issues.

There are no arrangements or understandings between the Corporation and any person pursuant to which such person has been elected a director, and no director is related to any other director or executive officer of the Corporation by blood, marriage or adoption (excluding those that are more remote than first cousin).

CORPORATE GOVERNANCE

General

Our Articles of Incorporation and By-laws give our Board the power to set, by resolution of an absolute majority, the number of directors at no less than five nor more than eleven and always an odd number.  Our Board has fixed the number of directors at nine.  We currently have eight directors and a vacancy.  Our directors are also the members of the Board of Directors of the Bank, which is a wholly owned subsidiary of the Corporation.

Article Fifth of our Articles of Incorporation and Section 2 of Article II of our By-Laws establish a three-class structure for the election of members of the Board.  It provides that the Board shall be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified.  Section 2 of Article II of our By-laws gives the Board the power to fill any vacancy occurring, by a majority of the remaining directors.  A director elected to fill a vacancy shall be elected to serve until the next election of directors by the stockholders.

Under the NYSE listing standards, a “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company.  Our Board has determined that we are a “controlled company” within the meaning of the NYSE’s listing standards.  The basis for such determination is BSSA’s ownership of approximately 90.59% of our voting shares.  As a “controlled company,” we are exempt from certain NYSE listing standards regarding corporate governance.  Specifically, we are not required to have: (a) a board of directors comprised of a majority of independent directors; (b) a compensation and nomination committee comprised of independent directors; or (c) director nominees selected or recommended for selection by the Board of Directors by a majority of the independent directors or by a nominating committee comprised of independent directors.  We, however, are not exempt from other NYSE corporate governance standards, including the requirements of having an audit committee comprised of at least three independent directors and holding regularly scheduled meetings in which only the independent directors are present.  Our Board has made the determination that the members of the Audit and Compliance Committee satisfy such independence requirements.  (For more information, please see “Audit and Compliance Committee” below).

Since we qualify as a “controlled company,” we do not have a Board consisting of a majority of independent directors.  Our Board, however, has three independent directors, Mr. Víctor Arbulu, Mr. Stephen A. Ferriss and Mr. Roberto H. Valentín.

The non-management directors are Gonzalo de las Heras, Jesús Zabalza, Stephen Ferriss, Roberto Valentín, Víctor Arbulu and José González.

Director Candidates and Shareholder Communications

The Corporation has established procedures for stockholders or other interested parties to communicate directly with the Board of Directors.  Such parties may contact the Board of Directors by mail at:  Santander BanCorp., Investor Relations, Attention:  Mr. Gonzalo de Las Heras, Chairman of the Board, P.O. Box 362589, San Juan, P.R. 00936-2589.  Any communication made by these means will be received by the Chairman of the Board, who will in turn distribute the received communication to all the members of the Board, or to the member to whom the communication is directed.

Board of Directors Meetings and Committees

Our Board holds regular meetings at least quarterly.  Special Board meetings are held when called by or at the request of the Chairman of our Board, the President of the Corporation or one-third of the directors.  Our Board and that of the Bank held 12 meetings each, during the fiscal year ended on December 31, 2009.  We have various standing committees as described below, in addition to other management committees.  All the directors attended more than 75% of the meetings held during 2009 by our Board and the corresponding committees in which the directors served, except for Ms. María Calero who was duly excused from several committee meetings of the Corporation.

While we strongly encourage our directors to attend all Annual and/or Special Meetings of Stockholders, we have not adopted a formal policy that all directors must attend the Annual Meeting of Stockholders.  All members of our Board attended the 2009 Annual Meeting of Stockholders, except for Mr. Jesús Zabalza, Mr. Gonzalo de Las Heras, and Mr. José González who were duly excused prior to the meeting.

Executive sessions of the independent members of our Board are held concurrently with each regularly scheduled meeting of the Audit and Compliance Committee.  The role of “presiding director” during executive sessions rotates every year amongst non-management directors that serve during these meetings.  Mr. Stephen Ferriss currently presides over executive sessions of the independent directors.  The Corporation has established procedures for stockholders or other interested parties to communicate directly with the independent directors of the Board of Directors.  Such parties can contact the Board of Directors by mail at: Independent Directors of Santander BanCorp., c/o Investor Relations, Attention: Mr. Stephen Ferriss, P.O. Box 362589, San Juan, P.R. 00936-2589.

Board Leadership Structure

The Chair of our Board, Mr. Gonzalo de las Heras, is independent of the principal executive officer, Mr. Juan Moreno.  This model follows the model used by BSSA, which owns approximately 90.59% of the outstanding shares of Common Stock.  The Chairman, Mr. de las Heras, has eight years of experience in serving our Board of Directors, and over twenty years of experience in boards of listed companies in the United States and Europe.

We believe it is the chief executive officer’s responsibility to run the Corporation and the Chairman’s responsibility to run the Board.  By having another director serve as Chairman of the Board, Mr. Moreno will be able to focus his entire energy on running the Corporation, and to focus on the challenges that the Corporation is facing in the current business environment.  The Chairman, in turn, provides leadership to the Board, oversees the actions of the chief executive officer, and provides independent criteria and insights to the actions of the Board or management.

Also, our Board has six non-management members, three of which are independent members.  A number of the independent Board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies.  We do not have a lead director, but our independent directors meet in executive session at each meeting of the Audit and Compliance Committee, and the independent directors will rotate in presiding at these executive sessions.  We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Board by the non-executive Chairman, benefits us and our stockholders.

We have employed this same basic leadership structure since 2000.  We believe that this leadership structure is effective because it strengthen our corporate governance, transparency and risk management.

Our Board has five standing committees, the Audit and Compliance Committee (the “Audit Committee”), the Compensation and Nomination Committee (the “Compensation Committee”), the Investment Committee, the Assets and Liability Management Committee (“ALCO”), and the Board Credit and Risk Committee (the “BCRC”).  Information regarding the Audit Committee, Compensation Committee, ALCO, the BCRC, and the Investment Committee follows:

Audit and Compliance Committee

The Audit Committee is a committee of our Board which also serves as the audit committee for our subsidiaries.  The Audit Committee represents and assists the Board in discharging its oversight responsibility regarding the Corporation’s and its subsidiaries’: (i) accounting principles and financial reporting policies and practices, (ii) systems of internal control over financial reporting, (iii) integrity of the financial statements and the independent audit thereof, and (iv) compliance with applicable legal and regulatory requirements.  The Audit Committee also evaluates the performance of our internal audit department, and the qualification, independence and performance of our and our subsidiaries’ independent registered public accountants, and is responsible for the appointment, compensation and oversight of the work of the independent registered public accountants.  The Audit Committee meets with the independent registered public accounting firm, D&T, to approve the scope of the audit, review their report on the examination of the Corporation’s consolidated financial statements and the Corporation’s and its subsidiaries’ internal controls, and review other reports. Also, the Audit Committee oversees the internal audit function, including approval of the internal audit plan and reports prepared by the Internal Audit Department on their examinations of the operating and business units and other special examinations.

The current members of the Audit Committee are the Chairman Mr. Víctor Arbulu, Mr. Stephen A. Ferriss and Mr. Roberto H. Valentín.  Our Board has determined that Mr. Arbulu and Mr. Ferriss are “audit committee financial experts” as defined by Item 407(d)(5)(i) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.  For a brief listing of the relevant experience of the members of the Audit Committee, please see “Board of Directors” above.

Our Board has affirmatively determined that all the members of the Audit Committee satisfy the independence requirements under SEC rules and the listing standards of the NYSE.  Under the NYSE guidelines, a director of the Corporation qualifies as “independent” if our Board affirmatively determines that the director has no material relationship with the Corporation.  In assessing whether a director has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation), the Board uses the criteria outlined in Section 303A.02 of the NYSE Listed Company Manual.  For relationships not covered by the NYSE guidelines, the determination of whether a material relationship exists is made by the members of our Board who are independent under said guidelines.

The Audit Committee met 16 times during 2009.  None of the members of the Audit Committee are officers or employees of the Corporation or the Bank.

The Audit Committee operates pursuant to a Charter adopted by the Board of Directors of the Corporation.  The Charter is reviewed on a yearly basis by the Audit Committee and the Board of Directors.  The Charter is available on the Corporation’s website at www.santandernet.com.  Investors may request a print copy by writing to Rafael Bonilla, Esq., P.O. Box 362589, San Juan, P.R. 00936-2589.

Compensation and Nomination Committee

The Compensation Committee has been established to carry out the Board of Directors’ overall responsibility relating to executive compensation and to support and advise our Board on the composition of the Board and executive management of the Corporation.  The Compensation Committee has drafted and approved a charter, available for review in the Corporation’s website at www.santandernet.com.  Investors may request a print copy by writing to Rafael Bonilla, Esq., P.O. Box 362589, San Juan, P.R. 00936-2589.

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Corporation’s Chief Executive Officer and President, evaluates his performance in light of those goals and objectives, and sets his compensation level based on this evaluation.  The Compensation Committee also reviews and approves the executive officers’ compensation, including salary and performance bonus compensation levels; deferred compensation; executive perquisites; severance arrangements; change-in-control benefits and other forms of executive officer compensation.

Among the duties of the Compensation Committee in connection with its nominating functions are to recommend to the Board of Directors the candidates that can fill vacancies in the Board of Directors, establish and periodically review the qualifications of the candidates to be nominated or appointed to the Board of Directors, and recommend to the Board of Directors candidates to occupy the position of executive officers of the Corporation.  The description of the qualities and skills considered by the Compensation Committee are set forth below under the caption “Director Criteria and Diversity.”

Potential candidates recommended by stockholders will receive the same consideration as potential candidates recommended otherwise.  The information of the potential candidates recommended by a stockholder must be sent to the attention of the Secretary of the Board of Directors of the Corporation at our principal executive offices at Santander Tower, B-7 Tabonuco St., Guaynabo, Puerto Rico, 00968.

The Compensation Committee’s duties are to ensure that the Board of Directors has the plans, procedures, and resources needed to identify, recruit, and retain directors.  The Compensation Committee will identify the individuals who, in their judgment, are best qualified to serve in the Board of Directors and will present their recommendations to the Board of Directors for nominations at the Annual Stockholder’s Meeting.  The Compensation Committee will also make recommendations to fill any vacancies in the Board that might arise from time to time.

The Compensation Committee has the authority to hire and terminate the services of any professional third party search firm to identify potential candidates for the position of director and executive officer.  No such professional third party was hired for year 2009.

The Compensation Committee is currently composed of Messrs. De Las Heras, Zabalza and Arbulu.  Our Board has made the determination that Mr. Arbulu satisfies the applicable independence requirements as currently defined under the listing standards of the NYSE.  Messrs. De Las Heras and Zabalza are employees of BSSA, which owns approximately 90.59% of the outstanding shares of Common Stock.  The Compensation Committee met 5 times during 2009.

Compensation Committee Interlock and Insider Participation

None of Messrs. De Las Heras, Zabalza and Arbulu is or has been an employee of the Corporation or its subsidiaries.  None of the executive officers of the Corporation served as a director, executive officer or compensation committee member of any other entity which had an executive officer who served as a compensation committee member or director of the Corporation at any time during 2009.

Investment Committee

The Investment Committee is responsible for designing, establishing and supervising appropriate systems and internal controls to assure that the investment activities and portfolio are consistent with the Corporations’ strategies, ensuring that the investment strategies are consistent with the Corporation’s objectives, supervising compliance with the investment policies and procedures, evaluating and pre-approving all purchases and sales of financial assets with no readily available market value, and reviewing and ratifying hedging transactions.  The current members of the Investment Committee are: Mr. Juan S. Moreno, Ms. María Calero, Mr. Roberto Jara, Mr. Justo Muñoz, Ms. Catalina Mejía, Mr. Juan M. Díaz, Mr. Gonzalo Bava, Mr. Fernando Bruno, and Mr. Alberto A. Aveleyra.  The Investment Committee met 19 times during 2009.

ALCO

The ALCO is responsible for the administration of asset and liability management policies, including establishing methods to measure interest rate risks and monitoring liquidity.  The current members of the ALCO are: Mr. Juan S. Moreno, Ms. María Calero, Mr. Roberto Jara, Mr. Justo Muñoz, Ms. Catalina Mejía, Mr. Gonzalo Bava, Mr. Fernando Bruno and Mr. Alberto A. Aveleyra.  The ALCO met 12 times during 2009.

Board Credit and Risk Committee (“BCRC”)

The BCRC is responsible for assisting our Board in its responsibility to oversee and manage credit and other risks, with the exception of compliance risks, and its mission is to protect the Corporation by taking actions to optimize income while minimizing the adverse consequences of risk taking, which includes requiring management to take steps necessary to properly manage credit risk and enterprise risk.  The BCRC also has approval authorities and oversees the activities of executive managers and the Management Credit and Risk Committee.

The charter of the BCRC was approved on December 16, 2008.  The current members are Mr. Juan Moreno, Mr. Roberto Valentín, and the third position is vacant.  The BCRC met 9 times during 2009.

Director Criteria and Diversity

The Compensation Committee develops qualifying criteria for the directors of our Board and is responsible for seeking, interviewing, and selecting those that, in their judgment, are best qualified, and make the appropriate recommendations to our Board.  The Compensation Committee shall establish a formal and transparent procedure for the selection and appointment of new directors to our Board.  Throughout this process, the Compensation Committee may verify that the selected individuals demonstrate the following specific qualities or skills, set forth in our Corporate Governance Guidelines:  (a) experience or relevant knowledge, (b) time availability and commitment, (c) good reputation, (d) analytical thinking, (e) ability to work as a team, (f) kinship with other members of the Board and management, and (g) independent judgment.  In addition, the Compensation Committee may include other requirements which it may deem necessary to strengthen the Corporation.  Members and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Board’s Role in Risk Oversight

We believe that the Board of Directors provides effective oversight of the risk management function through the BCRC and the Audit Committee.  Management has also established various committees to provide effective risk oversight.  These committees are the Management Credit and Risks Committee (“MCRC”) and the Management Compliance Committee.

The BCRC assists our Board in its responsibility to oversee and manage risks, with the exception of compliance risks.  The BCRC is established and chartered by our Board, chaired by the Chief Executive Officer and vice-chaired by a non-management/independent director.  The BCRC also has approval authorities and oversees the activities of executive managers and the MCRC.

The BCRC is responsible for overseeing risk management, and our Board regularly engages in discussions of risk management and receives reports on risk management from the executive vice president of Risk Management, other Corporation officers and by the BCRC.

Each of the Corporation’s other Board committees also considers the risk within its area of responsibilities.  Risks are identified, measured and monitored through various committees, including the ALCO, BCRC and Investment Committee, among others, who report to the Board.  As a risk management mechanism, executive management has established the MCRC with the mission of protecting the Corporation from adverse consequences of risk-taking.  The MCRC is established and chartered by the Executive Management Committee, chaired by the Chief Executive Officer.  The MCRC has responsibility over all aspects of risk management through: (i) direct responsibility for the management of credit risks; and (ii) direct responsibility for the management of all other categories of risk, with the exception of compliance risk, which is the responsibility of Management’s Compliance Committee.  The MCRC main objectives are:

1.	To enhance corporate governance by clarifying risk assessment and oversight responsibilities.
2.	To provide a corporate view of those kinds of risks that could significantly impact the achievement of our goals (operational, compliance or financial reporting).
3.	To integrate risk management practices into a multidimensional program across the entity to eliminate a one dimensional view of risks.
4.	To identify and manage existing and new risks in a planned and coordinated manner with the minimum of disruption and cost.
5.	To develop a "risk aware" culture that encourages all staff to identify risks and associated opportunities and to respond to them with cost effective actions;
6.	To ensure that we are perceived by stakeholders as a leading institution through adopting best risk management practice.
7.	To build up confidence, both internally and externally, by increasing risk transparency and overall preparedness.

8.	To assure regulatory compliance by continuously monitoring non-compliance risks and the corresponding action plans.

All efforts executed by the MCRC are focused in the management of the following risk types: interest/market risk (including the four standard market risk factors of equity risk, interest rate risk, currency risk, commodity risk), credit risk, operational risk, information technology risk, liquidity risk, financial reporting risk, strategic risk, reputation risk.

Compliance/Legal Risk is overseen by the Management Compliance Committee at management level, and reports directly to the Audit Committee of our Board.  The Audit Committee oversees compliance risks related to legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management.  Such discussions include our major financial and accounting risk exposures and the steps management has undertaken to control them.  The Audit Committee reports to the Board on a regular basis and makes such recommendations as the Audit Committee may deem necessary or appropriate.

Risk Considerations in the Corporation’s Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.  In addition, the Compensation Committee believes that the elements of executive compensation do not encourage management to assume excessive or unnecessary risks.  The elements of compensation consist of both fixed and variable compensation and take into account financial and non-financial components.  The fixed portion of compensation is designed to provide a steady income regardless of stock price performance, balancing between different business metrics.  The variable portions of compensation are designed to reward short-, medium- and long-term corporate performance.

In addition, under the Code of Business Conduct and Professional Ethics all employees, Directors and officers are required to place our interests and those of our clients above their own private interests, or the interests of their relatives or related third parties.

COMPENSATION OF DIRECTORS

We only compensate those directors who are not officers of the Corporation or BSSA.  The directors receive a fee of $1,000 for each meeting of the Board and the Bank they attend.  When these meetings are held on the same date, the directors receive a maximum compensation of $1,000.  The members of the BCRC receive $500 for each meeting attended.  The Audit Committee members receive $1,500 for each Audit Committee meeting attended.  In addition, directors of the Corporation receive a monthly allowance of $1,000.  In the event any Board or committee meeting, other than the Audit Committee, is held on the same date, directors receive a maximum compensation of $1,000 for said date.  In the event any BCRC meeting is held on the same date as the Audit Committee meeting, members of said Committee receive a maximum compensation of $1,500.

In addition, directors may receive health insurance coverage benefits.  During 2009, Mr. Víctor Arbulu, Mr. Stephen Ferriss and Mr. Roberto Valentín were the only directors who received health insurance coverage benefits for their services as directors.  Mr. José González received health insurance coverage under a separate agreement with the Corporation (see table below).

The following table sets forth the compensation received by the directors during 2009:

Name	Fees Earned or Paid in Cash (1)	All other compensation	Total
Gonzalo de Las Heras Chairman of the Board of Directors	$0	$0	$0
Juan S. Moreno Director(2)	$0	$0	$0

Víctor Arbulu Director	$43,500	$6,983	(3)	$50,483
Stephen Ferriss Director	$41,000	$6,983	(4)	$47,983
Roberto Valentín Director	$49,000	$7,296	(5)	$56,296
Jesús Zabalza Director	$0	$0		$0
José R. González Director	$0	$173,331	(6)	$173,331
María Calero Director	$0	$0		$0

(1)	Amount includes retainer fees and fees for attendance to Board of Directors meetings and committee meetings.
(2)	Mr. Moreno is also a named executive officer and his compensation is fully reflected in the Summary Compensation Table below.
(3)	Amount corresponds to health insurance premiums.
(4)	Amount corresponds to health insurance premiums.
(5)	Amount of $6,983 corresponds to health insurance premiums, and $313 estimated value for personal use of Club Memberships at 50% of memberships’ payments.
(6)
Mr. González received a monthly fee of $20,833 for services rendered as consultant pursuant to a one-year consulting services agreement with the Corporation, which started on September 2, 2008 and ended on September 2, 2009.  The amount of consulting fees received for 2009 is $166,666.64.  Mr. González and his dependents are also entitled, at the Corporation’s expense, to health insurance coverage under the Bank’s group health insurance policy until the earlier of August 31, 2011 or the date Mr. González obtains coverage under a different health insurance policy, pursuant to separation agreement executed on August 28, 2008 due to his separation as executive officer of the Corporation.  The health insurance premiums amount to $6,664.80.

EXECUTIVE OFFICERS

Our executive officers are appointed by our Board and hold office at its discretion. Listed below are our current executive officers, their respective positions and certain biographical information, with the exception of Mr. Juan S. Moreno and Ms. María Calero, who are executive officers and directors of the Corporation and were already mentioned under the “Nominees for Directors” and “Members of the Board of Directors” sections of this proxy statement.

Carlos Acevedo (35 years).  Mr. Acevedo was appointed President of Santander Insurance Agency, Inc. in March 16, 2009.  He served as Operations and Underwriting Vice-President of Santander Insurance Agency, Inc. from January 2008 to March 2009, and as Sales and Marketing Vice-President from December 2004 to December 2007.  Prior to joining Santander Insurance Agency, Inc., Mr. Acevedo worked for BBVA Seguros, Inc., as Vice-President in charge of the business operation.  Mr. Acevedo holds a Bachelor’s Degree in Business Administration and an MBA with a major in Finance from the University of Puerto Rico.  He holds the life, disability, miscellaneous and title insurance licenses issued by the Puerto Rico Commissioner of Insurance Office.

José Alvarez (53 years). Mr. Alvarez was named Executive Vice President in August 2006.  Mr. Alvarez joined the Corporation as First Senior Vice President and Director of Operations and Information Technology in 2004.  Since 1979, Mr. Alvarez has held various responsibilities within BSSA and its subsidiaries such as Director of Operations for the America Division in Madrid, Spain, Project Coordinator for the implementation of the Euro, and International Coordinator of Management Information Technology for Latin-American branches.  In the past, he also held positions as Systems Director of Banco Santander in New York, and International Branches Coordinator for the implementation of the information and software systems for the New York, Hong Kong, and Frankfurt branches of Banco Santander.  Prior to this, in Frankfurt, Germany, he held various responsibilities as Operations Manager, Systems Analyst, and Systems Director for the Bank of America Visa International Division.  Mr. Alvarez has a Bachelor’s Degree in Business Administration with a concentration in Information Systems and is a graduate of the Werner von Siemens and the Frankfurt Chamber of Commerce.

Rafael S. Bonilla (38 years).  Mr. Bonilla has served as Senior Vice President and General Counsel since September 2005.  Mr. Bonilla arrived at the Corporation in 2001 as Assistant General Counsel in the Legal and Compliance Division.  In August 2003, Mr. Bonilla became Vice President, Legal Counsel and Director of the Litigation and Legal Collection Department in the Collection Division of the Corporation.  In January 2005, Mr. Bonilla became Director of Administration in Commercial Banking.  From September 2005 to July 2008, Mr. Bonilla served as Director of Corporate Compliance in addition to his current positions as Senior Vice President and General Counsel.  Mr. Bonilla serves as Director of Santander Financial Services, Inc., Santander Insurance Agency, Inc. and BST International Bank, Inc.  Mr. Bonilla also serves as Secretary of the Board of the Corporation and several of its subsidiaries and affiliates, including the Bank, Santander Securities Corporation, Santander Insurance Agency, Inc., Santander International Bank, Inc., Santander

Financial Services, Inc., Island Insurance Corporation, Crefisa, Inc., Universia Puerto Rico, Inc., and BST International Bank, Inc.  Prior to joining the Corporation in January 2001, Mr. Bonilla worked as an attorney in the litigation division of Fiddler, González & Rodríguez, LLP.  Mr. Bonilla holds a Bachelor’s Degree in Business Administration from the University of Florida and a Juris Doctor from the University of Puerto Rico, School of Law.

Miguel Cabeza (41 years). In April 2006, Mr. Cabeza was appointed Senior Vice President and Internal Audit Director of the Corporation.  Before that date, Mr. Cabeza served as Internal Audit Director of Santander Group in Switzerland from April 2002 to November 2005.  He also served as Internal Audit Team Manager of the Internal Audit Department of BSSA.  Mr. Cabeza joined BSSA in June 1997 as Analyst of the Group Financial Department (General Intervention).  Prior to joining Santander, Mr. Cabeza worked as Financial Manager in several small companies.  Mr. Cabeza holds a Bachelor’s Degree in Economics from Valladolid University, Spain, a Master’s Degree in Banking and Financial Markets from the University of Cantabria, Spain.  Mr. Cabeza is a Certified Internal Auditor.

Eric Delgado (47 years).   Mr. Delgado was appointed First Senior Vice President and Middle Market Director in October 2006.  Prior to joining the Corporation, Mr. Delgado worked for Doral Bank from 2003 to 2006 as an Executive Vice President in the areas of Commercial Banking and Credit Administration.  Prior to that, he worked for Banco Popular de Puerto Rico from 1996 to 2003 as an Assistance Vice President and Commercial Lending Officer.  Mr. Delgado holds a Bachelor’s Degree in Business Administration with a major in Finance from the Interamerican University in Puerto Rico.

Mario Delgado (49 years).  Mr. Delgado was appointed President of Santander Financial Services, Inc. in August 2008.  Prior to his appointment as President, Mr. Delgado served as Executive Vice President of Santander Financial Services, Inc. since March 2006.  From 2002 to 2006, Mr. Delgado was Executive Vice President and Chief Operations Officer of Island Finance Puerto Rico, Inc.  Prior to this, Mr. Delgado was at AXA Advisors, LLC, a member of the Global AXA Group, from 1996 as Vice President and District Manager, and from 2000 to 2002 as Executive Vice President and Branch Manager of the Puerto Rico operations of the firm.    From 1990 to 1996, Mr. Delgado was a partner at Vazquez, Delgado & Associates, a private consulting and accounting firm.  Prior to this, Mr. Delgado was at BanPonce Corporation, a bank holding company, from 1986 to 1989 as Vice President and General Auditor of the Corporation, and from 1989 to 1990 as Vice President of the Consumer Banking Group.  From 1984 to 1986, Mr. Delgado worked with Touche Ross & Co. (now Deloitte Touche), and from 1981 to 1984 with Peat, Marwick, Mitchell & Co. (now KPMG).  Mr. Delgado holds a Bachelor’s Degree in Business Administration with a major in Accounting from the University of Puerto Rico.  Mr. Delgado currently serves as President of FINANCO, Puerto Rico’s Finance Company Association.

Roberto Jara (50 years).  Mr. Jara was appointed Executive Vice President & Chief Accounting Officer of the Bank and the Corporation in November 2008, subject to the approval of his non-immigrant visa petition.  Mr. Jara’s visa was approved with a valid date as of December 1, 2008, and he is currently serving in such position.  Prior to his appointment with the Bank and the Corporation, Mr. Jara served as Accounting Director of Banco Santander Chile from 1989 to 2008.  Mr. Jara holds a Bachelor’s Degree in Accounting with a major in Auditing from the University of Instituto Profesional – Chileans Association of Accountants.  Also he has a degree on Tax Management from Adolfo Ibañez University – Business School and graduated from Business Studies at the Universidad de Los Andes, Chile.

Justo Muñoz (57 years).   Mr. Muñoz was appointed Executive Vice President and Chief Credit Officer of the Corporation in May 2008.  Prior to such appointment, he served as Executive Vice President and Consumer Business Director of the Corporation since May 2007.  Prior to joining the Corporation, Mr. Muñoz worked for Citigroup for 26 years, until his retirement in April 2006, where he served in various positions, including Senior Country Risk Manager for the Global Consumer Bank in Brazil, Mexico and Japan.  Mr. Muñoz holds a Bachelor’s Degree in Business Administration with a major in Finance and an MBA, both from Loyola University.

James A. Rodríguez (53 years).  Mr. Rodríguez joined Santander Securities Corporation in April 2005, as Managing Director and Branch Manager and on January 1, 2006, he was promoted to President and Chief Executive Officer.  Prior to joining Santander Securities Corporation, Mr. Rodríguez worked for ten years as Managing Director in charge of Institutional Sales for Popular Securities.  He started in 1983 as a trainee at The First Boston Corporation where he went on to become a Director.  After his graduation from Princeton University with a Bachelor’s Degree in Economics, Mr. Rodríguez worked for the General Electric Corporation in Philadelphia, Pennsylvania.  He then went on to obtain a Master’s in Business Administration in Finance from Indiana University as a Fellow of The Consortium for Graduate Study in Management.

José Santoni (53 years).  Since July 2003, Mr. Santoni has served as First Senior Vice President and Credit Risk Admissions Director of the Bank.  Mr. Santoni joined the Bank in 1985 where he held various positions including Assistant

Vice President of the Credit Department, Vice President and Assistant to the President of Santander National Bank, a former affiliate, and Senior Vice President and Director of the Credit Administration Division of the Bank.  From 1976 to 1983, Mr. Santoni worked for the Division of Bank Supervision of the Federal Deposit Insurance Corporation, New York Region.  Mr. Santoni holds a Bachelor’s Degree in Finance from the University of Puerto Rico.

Frank Serra (39 years).  Mr. Serra was appointed President and Chief Executive Officer of Santander Asset Management Corporation (“Santander Asset Management”) in January, 2009, and Senior Vice President of the Trust Division of the Bank in October 2008.  Prior to such appointment, Mr. Serra served as Senior Vice President and Chief Operating Officer from 2005 to 2008, and as Vice President, Administration and Operations Director of Santander Asset Management from 2003 to 2005.  Prior to joining Santander Asset Management, Mr. Serra held various positions with Banco Popular de Puerto Rico, including Assistant Vice President and Assistant Manager in the Trust Department for the Mutual Fund Products.  Mr. Serra holds a Bachelor’s Degree in Business Administration with a major in Accounting from the University of Puerto Rico.

Tomás E. Torres (47 years).  Mr. Torres was appointed Executive Vice President of the Bank in September 2006 and Chief Credit Officer of the Corporation in December 2006.  Since 2009 he serves as Executive Vice President of Collections and Workout for the Group in Puerto Rico.  He also serves as director of Santander Overseas Bank, Inc., and Crefisa, Inc. since September 2006.  Prior to his employment with the Bank, Mr. Torres served as Senior Executive Vice President of Doral Bank Puerto Rico, from 2002 to 2006.  From 1994 to 2002, Mr. Torres served in the Bank, in various positions, including First Senior Vice President and Director of the Credit Administration Department of the Bank.  Mr. Torres holds a Bachelor’s Degree in Business Administration from Inter American University of Puerto Rico.  Mr. Torres has 22 years of experience in the banking industry.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Disclosure and Analysis

This Compensation Disclosure and Analysis (“CD&A”) provides information related to our compensation policies and the pay levels of our named executive officers (“NEOs”) for 2009.  The information provided below includes, among other things, the objectives of our compensation program and the elements of compensation that we provide to our NEOs.

The employees of our subsidiaries are deemed to be our employees.  Our NEOs are:  Mr. Juan S. Moreno, President and Chief Executive Officer (“CEO”); Mr. Roberto Jara, Executive Vice President and Chief Accounting Officer (“CAO”); and the three most highly-compensated executive officers other than the CEO and the CAO, which are: Mr. James Rodríguez, President of Santander Securities Corporation; Mr. Justo Muñoz, Executive Vice President and Chief Credit Officer; and Mr. José Alvarez, Executive Vice President and Director of Operations and Information Technology.

Mr. Moreno, Mr. Jara, and Mr. Alvarez are foreign employees (the “Expatriated NEOs”) who serve as executive officers of the Corporation under BSSA’s expatriate program (the “Expatriated Program”).  The Expatriated Program was created and is administered by BSSA in response to the fast growing international financial industry.  The main objective of the Expatriated Program is to develop human resources with international skills to implement new strategies and facilitate all kind of international transactions.  The Expatriated NEOs contribute to the Corporation with their knowledge and expertise on international affairs and new global business strategies.  Once an Expatriated NEO is assigned to us, he or she becomes our employee for a certain period of time, pursuant to the terms of the Expatriated NEO’s letter of condition.

Overview of Compensation Program and Philosophy

The Compensation Committee is responsible for determining and recommending to the Board of Directors the compensation of our NEOs.  The Compensation Committee endeavors to maintain an executive compensation that is fair, reasonable, and consistent with our size and the compensation practices of the financial services industry.  The main objective of the Compensation Committee is to develop a compensation program which creates shareholder value by (i) competing for, attracting and retaining, talented professionals in the banking and financial institutions industry; (ii) motivating employees to achieve superior results for the Corporation; and (iii) obtaining the maximum performance from each employee.  These objectives and policies guide the Compensation Committee in assessing the proper allocation between the elements of compensation discussed below.

 The Compensation Committee considers, among other factors, competitive pay practices in order to develop a stronger relationship between executive compensation and our short-term and long-term performance.  We benchmark our overall compensation and benefits program, against our peers, using the survey coordinated by the Puerto Rico Bankers’ Association.  For 2009 the survey was performed by Watson Wyatt & Company.  We generally target our initial overall compensation and benefits program in the 75th percentile of the peer group for our officers and in the 50th percentile of the peer group for the rest of our employees.  Any changes to the overall compensation and benefits program are analyzed in light of our overall objectives, including the effectiveness of the retention and incentive features of such program and the targeted percentile range. The peer group used by the Compensation Committee for comparison purposes is reviewed in light of industry developments and significant mergers/acquisitions, to ensure that it is consistent with our size and objectives.  The peer group currently consists of the following financial institutions: Banco Bilbao Vizcaya Argentaria, Banco Popular de Puerto Rico, Doral Financial Corporation, Citibank, FirstBank, R-G Financial Corporation, Oriental Financial Group, Westernbank and Scotiabank Puerto Rico, all of which are located in Puerto Rico and have a strong component in retail banking.

Our compensation and benefits program for NEOs (the “NEOs Compensation Program”) consists of the following elements: a base salary, a performance bonus incentive plan, an optional 1165(e) plan, a Christmas bonus, car allowance, medical, life and other insurance coverage, and other incidental benefits.  The compensation and benefits program applicable to the Expatriated NEOs (the “Expatriated NEOs Compensation Program” and together with the NEOs Compensation Program the “Compensation Program”) consist of the following elements: a base salary, a performance bonus incentive plan, and certain perquisites such as housing, school payments, utilities, vacations, tax gross-ups and other related expenses.  In addition to the elements of compensation mentioned above, we assign stock awards to qualifying executive officers, including the NEOs, under certain incentive plans sponsored by BSSA.  Said elements of compensation have been chosen because each is considered useful and necessary to meet one or more of the objectives of the compensation program.  The Compensation Program is designed to reward superior individual performance and employee longevity.  The Compensation Committee has developed a compensation strategy that ties a significant portion of executive compensation to our success.  The overall objective of this strategy is to provide compensation levels that recognize each executive’s individual contributions, as well as overall business results.

Prior to 2009, an optional deferred compensation plan was available for some of our executive officers of the Corporation, through the Bank, Santander Financial Services, Inc. and Santander Securities Corporation.  This element of compensation is no longer offered, and the only NEO enjoying the optional deferred compensation benefit is Mr. James Rodríguez for compensation received in 2007.  See Deferred Compensation Table below.

  The CEO of the Corporation submits to the Board of Directors each year a plan setting forth our annual short-term and long-term quantitative and intangible goals.  The evaluations of the NEOs’ performances are made based in part on such goals and their individual performance to help attain such goals.  The Compensation Committee takes into account the recommendations of the CEO in their evaluation of each NEOs’ compensation (other than the CEO’s compensation).

The elements of compensation:

A.  Base Salary

Base salaries enable us to attract management with the required skills and experience.  Base salaries are designed to reward experience, skills and responsibilities undertaken by the NEOs.

Our NEOs’ base salaries are initially determined by evaluating the responsibilities of the position to be held and the experience of the individual.  As discussed above, to help identify the appropriate amount of base salary for each NEO, the Compensation Committee considers the individual experience and skills and the competitive pay practices in the financial industry.

The NEOs are usually entitled to increases of base salary, when appropriate.  The base salary increases are based mainly on merit and the NEOs undertaking of new responsibilities.  The salary increase strategy allows discretionary salary increases to provide the opportunity to recognize changes in performance levels and responsibilities.  Salary adjustments are determined by evaluating the performance of the Corporation and of each NEO.  The Compensation Committee exercises judgment and discretion in the information it reviews and the analysis it considers, and when appropriate, also considers non-financial performance measures.  Non-financial performance measures may include increases in market share, financial strength, regulatory reviews, efficiency gains, improvements in services, and improvements in relations with customers and employees.

Expatriated NEOs’ base salary is initially determined using the base salary of the Expatriated NEO prior to his/her relocation to the Corporation, revised to reflect any changes in position or responsibilities, if applicable, and adjusted by the difference in the cost of living between the country of origin and Puerto Rico, including taxes, plus the expatriation fees established by BSSA’s applicable policies and procedures for Expatriated NEOs.  The Expatriated NEOs’ base salary is established in a letter of conditions executed by the Expatriated NEO with BSSA.  The Expatriated NEOs may be entitled to base salary increases, when appropriate, under conditions similar to those applicable to the NEOs.

None of the NEOs’ base salaries were increased or revised during 2009, except the salary of Mr. José Alvarez and Mr. Justo Muñoz.

B. Performance Bonus Incentive Plan

We chose to provide the Performance Bonus Incentive Plan (the “Bonus Incentive Plan”) because it is a powerful tool to motivate employees to attain high levels of performance and to take actions to support our goals and strategies during each year.  The Compensation Committee exercises judgment and discretion in the information it reviews and the analysis it considers, and where appropriate, also considers non-financial performance measures in order to provide its employees with a performance bonus.  Among the factors taken into consideration to determine the performance bonus are the financial results for the applicable fiscal year, the percentage of attainment of our pre-established goals, individual performance goals, anticipated difficulty and importance of achieving such goals, and the financial results and market conditions in the financial industry.  Accordingly, the amount of the bonuses paid will vary from year to year and will depend on actual performance.

The amount of performance bonus is directly linked to our financial results determined in accordance with GAAP, compliance with our objectives for the fiscal year and the NEOs’s individual achievement of their respective goals.  The NEOs are individually evaluated after the end of each fiscal year.

The weighting between the Corporation’s goals and the individual performance reflect the degree of influence a participant has over the achievement of our goals.  The following table shows the weighting between the achievement of Corporation’s and individual goals in order to determine the applicable performance bonus:

NEO	Corporation’s Financial Results and Compliance with Corporate Objectives	NEO’s Individual Performance
Juan S. Moreno	30%	70%
Roberto Jara	20%	80%
José Alvarez	20%	80%
James Rodríguez	20%	80%
Justo Muñoz	20%	80%

To be eligible for the performance bonus, a NEO must remain an employee of the Corporation for the entire fiscal year.  Performance bonuses are paid in cash and are designed to reward progress toward and achievement of performance goals.

For 2009, the Compensation Committee reviewed and evaluated the individual and corporate performance against the targeted goals, taking into consideration the factors mentioned above and additional factors that might have affected the achievement of such targets, such as changes in financial market conditions.  Based on such evaluations, the Compensation Committee recommended the applicable performance bonuses reflected in the Summary Compensation Table below for each of the NEOs.  The Compensation Committee believes that the recommended performance bonus awards were consistent with the objectives of the Bonus Incentive Plan.  At the time the performance goals for 2009 were set, the Compensation Committee believed that the targeted goals would be difficult but achievable with significant effort.

C. Performance Shares Plan

BSSA sponsors a “Performance Shares Plan” that provides medium- and long-term incentive compensation.  The Performance Share Plan was developed to align, to an appropriate extent, the interests of management with those of BSSA’s shareholders.  The Performance Shares Plan consists of a multi-year bonus plan under which BSSA awards to a select group of key employees of the Corporation and its subsidiaries, including some of the NEOs, shares of common stock of BSSA, subject to certain conditions.  This plan is executed in cycles, with one cycle ending each year.  To-date, BSSA has made awards under four cycles, each of which referred to as the “I09 Plan,” the “I10 Plan,” the “I11 Plan,” and the “I12 Plan”, also known as the 1st cycle, 2nd cycle, 3rd cycle and 4th cycle, respectively.   Each cycle is for a three-year period, except for the I09 Plan, which was for two years, with payout of shares no later than July 31 of the year following the end of the cycle.

Under each Plan, except the I12 Plan, the actual number of shares to be received by the NEOs will depend on the sum of the two different rankings for the BSSA shares when compared to a group of 21 international financial institutions to be determined by BSSA as follows:

BSSA’s ranking based on Total Stockholder Return	% of shares to be awarded	BSSA’s ranking based on Earnings Per Share Growth	% of shares to be awarded
1st to 6th	50%	1st to 6th	50%
7th	43%	7th	43%
8th	36%	8th	36%
9th	29%	9th	29%
10th	22%	10th	22%
11th	15%	11th	15%
12th and below	0%	12th and below	0%

As of December 31, 2009, the I09 Plan has vested and the number of actual shares received by each NEO is set forth below in the Option Exercises and Stock Vested Table.  The maximum number of shares is assigned by the Executive Committee of BSSA.  The maximum number of shares that each participant is eligible to receive under the I10 was determined by dividing a percentage of the participant’s base salary by the daily average weighted volume of the average weighted listing prices of BSSA’s shares on May 7, 2007 (€13.46), and the maximum number of shares under the I11 Plan and the I12 Plan per participant was not based on a mathematical calculation, rather it was entirely discretionary based on the each participant’s level within the BSSA organization.

Each plan defines Total Stockholder Return as the difference between the value of a hypothetical investment in ordinary shares of each of the members of the peer group and BSSA at the end of the cycle and the value of the same investment at the beginning of the cycle.  Dividends or similar amounts received by shareholders will be considered as if such amounts were invested in more shares.  The trading price on the exchange with the highest trading volume will be used to calculate the initial and final share prices.

Each plan (except the I12 Plan, for which it is inapplicable) defines growth in earnings per share as the percentage ratio between the earnings per common share as the applicable entity discloses in its consolidated annual financial statements at the beginning and end of each cycle.

The peer group is chosen from among the world’s largest financial institutions, on the basis of their market capitalization, geographic location, and the nature of their businesses.  A member of the peer group may be removed from the calculations in the event it is acquired by another company, is delisted, or otherwise is otherwise ceases to be in existence.  In such a case, BSSA will adjust the maximum number of shares that a participant earns to equitably reflect such removal.

When termination of the employment relationship with BSSA or another Santander Group institution is due to retirement, pre-retirement initiated by the employer, unfair dismissal, unilateral waiver by the participant for just cause, forced leave of absence, permanent disability, death, or the employer ceases to be an entity of the Santander Group, the right to receive stocks shall remain as if none of these situations had occurred, except for the following modifications:

-	in case of death, this right will pass on to the successors of the participant;

-
in case of death, retirement, pre-retirement, dismissal, leave, or other circumstance, the participant (or his or her beneficiary, in the case of death), will receive a pro-rated portion of the participant’s award as per the formula set forth in the plan;

-	in case of justified temporary leave, maternity leave, leave of absence to care for the children or other family members, no change will occur in the rights of the participant;

-
should the participant be transferred to another company belonging to the Santander Group (including international assignment and/or expatriation), without any other modification circumstances, no change will occur in the participant’s rights; and

-
whenever the employment relationship is terminated by mutual agreement or because the participant obtains a leave of absence not referred to in any of the preceding paragraphs, the terms set forth in the established termination or leave of absence agreement will apply.

The maximum number of shares to be granted under each of the plans to the NEOs as of the end of 2009 is as follows:

NEO	I10 Plan	I11 Plan
Juan S. Moreno	31,500	32,000
Roberto Jara	1,800	3,000
José Alvarez	10,000	10,000
James Rodríguez	10,000	10,000
Justo Muñoz	4,000	10,000

The I12 Plan was approved on February 26, 2010 by our Board. Under the I12 Plan, a percentage of the maximum number of shares will vest in accordance with pre-established BSSA Total Stockholder Return goals compared to a peer group of 16 international financial institutions. The maximum number of shares payable under these awards is as follows:

NEO	I12 Plan
Juan S. Moreno	40,000
Roberto Jara	6,000
José Alvarez	11,000
James Rodríguez	5,000
Justo Muñoz	11,000

I09 Plan and I10 Plan:

On December 3, 2007, our Board approved the first two cycles of the Performance Shares Plan sponsored by BSSA, the I09 Plan and I10 Plan, for certain of our employees and those of our subsidiaries.  Both plans are subject to the following conditions:

Conditions	I09 Plan	I10 Plan
Service Condition	From grant date through June 30, 2009	From grant date through June 30, 2010
Stockholder Return Condition	Up to 50% of the shares to be awarded will be based on BSSA Total Stockholder Return, as defined for the plan, measured from 2007 through 2009.	Up to 50% of the shares to be awarded will be based on BSSA Total Stockholder Return, as defined in the plan, measured from 2007 through 2010.

Earnings Per Share Condition
Up to 50% of the shares to be awarded will be based on BSSA Earnings Per Share Growth, as defined for the plan, measured based on the audited consolidated financial statements of BSSA and 21 international financial institutions for 2006 through 2008.

Up to 50% of the shares to be awarded will be based on BSSA Earnings Per Share Growth, as defined for the plan, measured based on the audited consolidated financial statements of BSSA and 21 international financial institutions for 2006 through 2009.

The peer group for the I09 Plan and the I10 Plan is made up of the following 21 financial institutions:

ABN AMRO Holding	JP Morgan Chase & Co.
Banco Bilbao Vizcaya Argentaria, S.A.	Lloyds TSB Group
Banco Itaú	Mitsubishi
Bank of America	Nordea Bank AB
Barclays	Royal Bank of Canada
BNP Paribas	Royal Bank of Scotland Group
Citigroup	Société Générale S.A.
Credit Agricole	UBS AG
HBOS plc	UniCredito Italiano
HSBC Holdings plc	Wells Fargo & Co.
Intesa Sanpaolo S.p.A.

Under the I09 Plan, participant employees, including the NEOs, received shares of BSSA stock on July 31, 2009.  See Option Exercises and Stock Vested Table below.

Under the I10 Plan, participant employees, including the NEOs, will receive their corresponding shares of BSSA no later than July 31, 2010.

We recognized a compensation expense for the I09 Plan of $106,900, $1,599,620 and $664,564 in 2007, 2008 and 2009, respectively.  We also recognized a compensation expense for the I10 Plan of $97,500, $1,447,212 and $1,377,504, in 2007, 2008 and 2009, respectively.

I11 Plan:

On February 26, 2009, our Board approved the third cycle under the Performance Shares Plan, the I11 Plan, for certain of our employees and those of our subsidiaries.  The I11 is subject to the following conditions:

Conditions	I11 Plan
Service Condition	From grant date through June 30, 2011
Stockholder Return Condition	Up to 50% of the shares to be awarded will be based on BSSA Total Stockholder Return, as defined for the plan, measured from 2008 through 2011.

Earnings Per Share Condition
Up to 50% of the shares to be awarded will be based on BSSA Earnings Per Share Growth, as defined for the plan, measured based on the audited consolidated financial statements of BSSA and 21 international financial institutions for 2006 through 2010.

The peer group for the I11 Plan is made up of the following 21 financial institutions:

Banco Itaú	JP Morgan Chase & Co.
Banco Bilbao Vizcaya Argentaria, S.A.	Lloyds TSB Group

Bank of America	Mitsubishi
Barclays	Nordea Bank AB
BNP Paribas	Royal Bank of Canada
Citigroup	Royal Bank of Scotland Group
Credit Agricole	Société Générale S.A.
Deutsche Bank	UBS AG
HBOS plc	UniCredito Italiano
HSBC Holdings plc	Wells Fargo & Co.
Intesa Sanpaolo S.p.A.

Under the I11 Plan, participant employees will receive their corresponding shares of BSSA stock no later than July 31, 2011.  We recognized a compensation expense for the I11 Plan of $363,783 in 2009.

I12 Plan:

On February 26, 2010, our Board approved a fourth cycle under the Performance Shares Plan, hereinafter referred to as I12 Plan, for certain of our employees and those of our subsidiaries.  The I12 is subject to the following conditions:

Conditions	I12 Plan
Service Condition	From grant date through June 30, 2012
Stockholder Return Condition	Up to 50% of the shares to be awarded will be based on BSSA Total Stockholder Return, as defined for the plan, measured from 2009 through 2012.

BSSA’s ranking based on Total Stockholder Return	% of shares to be awarded
1st to 5th	100%
6th	82.5%
7th	65%
8th	47.5%
9th	30%
10th and below	0%

The peer group for the I12 Plan is made up of the following 16 financial institutions:

Banco Bilbao Vizcaya Argentaria, S.A.	Mitsubishi UFJ Financial Group, Inc.
BNP Paribas	Nordea Bank AB
Credit Suisse Group A.G.	Royal Bank of Canada
HSBC Holdings plc	Société Générale S.A.
ING Group N.V.	Standard Chartered PLC
Intesa Sanpaolo S.p.A.	UBS AG
Itaú Unibanco Banco Múltiplo, S.A.	UniCredito Italiano
JP Morgan Chase & Co.	Wells Fargo & Co.

Under the I12 Plan, participant employees will receive their corresponding shares of BSSA stock no later than July 31, 2012.  There has been no compensation expense recognized by the Corporation for the I12 Plan during the year ended December 31, 2009.

D. Retirement-Related Benefits

Our qualified defined benefit and contribution plans are intended to help encourage the accumulation of wealth over a long period of time.  These benefits are also part of our strategy to compete for and retain talent that might otherwise be lured away by competing financial institutions who offer their employees similar compensation packages.

Pension Plan

We have a qualified defined benefit retirement plan that provides eligible employees (including executive officers) with defined retirement benefits (the “Retirement Plan”). The Retirement Plan was frozen as of December 31, 2006.

The compensation basis used for the Retirement Plan formula is basic annual earnings and is subject to the limitations under the U.S. Internal Revenue Code (the “Code”).  The normal retirement age under the Retirement Plan is 65 years of age; early retirement age is 55 years of age and 15 years of service.  At early retirement, benefits are subject to actuarial reduction.  The Retirement Plan complies with the Employees Retirement Income Security Act of 1974, as amended (“ERISA”), and pension costs are funded according to ERISA’s minimum funding standards.  The total contribution to the Retirement Plan for 2007, 2008 and 2009 was $5,743,000, $3,335,000 and $1,893,000, respectively.

Benefits are paid on the basis of a straight life annuity plus supplemental death benefits and are not reduced for social security or other retirement benefits received by participants.  None of the NEOs received any benefit payments from the Retirement Plan during 2009.

Employees Savings Plans

We have a defined contribution savings plan pursuant to Section 1165 (e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Puerto Rico Code”), which is similar to Section 401-K of the Code.  The plan complies with ERISA and is qualified under the Puerto Rico Code.  Employees from the Bank, Santander Insurance Agency, Inc., and Santander International Bank, Inc., benefit from this savings plan.  The employees are eligible to participate in the savings plan after completing six (6) months of service.  There is no minimum age requirement to participate.  Pursuant to certain recent amendments to the Puerto Rico Code, the maximum amount that may be contributed by participating employees is: (i) $9,000 for the calendar year beginning after January 1, 2009, (ii) $10,000 for the calendar year beginning after January 1, 2011, and (iii) $11,000 for the calendar year beginning after January 1, 2013.   Prior to the amendment, Section 1165(e) permitted employee pretax contributions up to a maximum of 10% of their annual compensation of $8,000, whichever was less.  Our contributions to the savings plan, which consisted of 50% of the employee’s contributions for a particular year up to not less than 4% nor more than 6% of the employee’s total compensation, as approved by our Board on an annual basis, were frozen as of April 1, 2009.  We did not make contributions to the Savings Plan during 2009.  Our contributions become 100% vested after five years from the date the employee became a participant under the savings plan.

Santander Securities Corporation has a deferred arrangement profit sharing plan under Section 1165(e) of the Puerto Rico Code, which became effective January 1, 1997.  Employees from Santander Securities Corporation and Santander Asset Management Corporation benefit from the Santander Securities Corporation’s profit sharing plan.  Under this plan, Santander Securities Corporation makes contributions to match 50% of employees’ allowable contributions as defined under the Puerto Rico Code.  In addition, the plan provides for Santander Securities Corporation to make contributions based on its profits and such contribution is allocated between employees based on the compensation of eligible employees, as defined therein.  Santander Securities Corporation contributed approximately $206,000 in matching funds to the plan during 2009 and did not make a contribution pursuant to the profit sharing provision.  Santander Securities Corporation’s contributions become 100% vested once the employee attains five years of service.

Santander Financial Services, Inc. also has its own defined contribution savings plan under Section 1165(e) of the Puerto Rico Code for its employees.  The plan complies with ERISA and is qualified under the Puerto Rico Code.  The employees of Santander Financial Services, Inc. are eligible to participate in the savings plan after completing six (6) months of service.  There is no minimum age requirement to participate.  Pursuant to certain recent amendments to the Puerto Rico Code, the maximum amount that may be contributed increases to: (i) $9,000 for the calendar year beginning after January 1, 2009, (ii) $10,000 for the calendar year beginning after January 1, 2011, and (iii) $11,000 for the calendar year beginning after January 1, 2013.  Prior to the amendment, Section 1165(e) permitted employee pretax contributions up to a maximum of 10% of their annual compensation of $8,000, whichever was less.  Previously under this plan, Santander Financial Services, Inc. made contributions to match 50% of employees’ allowable contributions up to 6% of the employee’s total compensation.  Santander Financial Services, Inc.’s contributions become 100% vested once the employee attains five years of service.  Santander Financial Services, Inc.’s contributions to the savings plan for 2009 amounted to approximately $42,195.  Employer contributions were frozen as of April 1, 2009.

Mr. Juan S. Moreno participates in a defined contribution plan funded by Banco Santander Serfin Mexico, pursuant to which Mr. Moreno may contribute up to 6% of his annual compensation.  Under this plan, Banco Santander Mexico also makes a 2% fixed contribution of his annual compensation including salary, bonus and vacation license, and a contribution of 166.66% of the total contribution made by the employee to the plan, the percentage being based on his years of service and contributions to the plan.  The number of years of service credited to Mr. Moreno under the plan is 22.97 years.  Banco Santander Mexico’s contributions to Mr. Moreno’s savings plan during 2009 amounted to $49,011 (based in the amount of 640,039 MXN, using an exchange rate of 13.059 as of December 31, 2009).

Mr. José Alvarez participates in a defined contribution plan for executive officers funded by BSSA.  Under this plan, BSSA makes a fixed annual contribution of 22% of Mr. Alvarez’s annual salary.  Mr. Alvarez is also entitled to a one time extraordinary contribution in the amount established by BSSA based on prior years of service.  The number of years of service credited to Mr. Alvarez under the plan is 16.45 years.  BSSA’s contributions to the plan of Mr. Alvarez for 2009 amounted to $37,238 as ordinary contribution (based in the amount of 25,960 €).  The dollar amount was calculated using an exchange rate of 1.4345 as of December 31, 2009.

Mr. Moreno and Mr. Alvarez, as expatriated NEOs also participate in an employees’ pension plan funded by BSSA.  The plan is available to employees after completing two years of service.  Under this plan, the employees contribute up to the established legal limits according to Spanish law, and BSSA contributes a fixed amount of 560 € annually.

E. Perquisites

We offer our NEOs certain perquisites under our policies and procedures and depending on the terms and conditions of the employment agreements with the NEOs, if any.  These perquisites are offered as part of the Compensation Program as an additional incentive to fulfill our objectives.  Following is a brief description of the perquisites we offered to the NEOs.

Company Owned Cars

Company owned cars are assigned to the President and CEO up to an amount determined by our Board from time to time and to the Senior Executive Vice Presidents and the Executive Vice Presidents up to $60,000.  Company owned cars are assigned and may be used in accordance with the company owned car policies and procedures approved by our Board. Company owned cars are changed every four to five years, depending on the manufacturer’s warranty.  We reimburse all expenses related to the company owned cars, including gasoline, insurance and maintenance.

Car Allowance

We offer car allowance benefits to those executive officers who are not eligible to use company owned cars but whose responsibilities require performing a substantial part of his/her job outside the premises of the Corporation.  The amount of the car allowance is determined by our Human Resources Department based on factors such as the position and responsibilities of each executive officer, and based on car allowance policies and procedures.  The car allowance amount is payable in cash in equal monthly installments as part of the compensation package of the executive officer.

Club Memberships

We offer social club memberships to our NEOs to encourage business relationships with existing or prospective customers.  To be eligible for the club memberships, we will evaluate if the NEOs’ participation will increase the business value and if it is closely related with the performance of the NEOs’ professional responsibilities.  Club memberships are assigned and may be used in accordance with the club membership’s policies and procedures.

Expatriated NEOs’ Perquisites

Under the Expatriated NEOs Compensation Program, the Expatriated NEOs are entitled to certain perquisites such as housing, school payments, utilities, vacations, tax gross-ups and other related expenses.  These perquisites are offered to compensate the Expatriated NEOs for the difference in the cost of living between his/her country of origin and Puerto Rico.  The amount of the perquisites assigned to each Expatriated NEO will be based on the position held, responsibilities, cost of living and status before the transfer to Puerto Rico, and will be specified in the corresponding employment agreement with such Expatriated NEO.

The Compensation Tables:

The following Summary Compensation Table provides information regarding reportable compensation for each of our NEOs.

SUMMARY COMPENSATION TABLE
Name and principal position of NEOs	Year	Base salary $		Bonus $(1)		Stock Awards $(2)		Option Awards $(3)	Non-equity incentive plan compensation $(4)		Change in pension plan value & non-qualified deferred compensation earnings $(5)	All other compensation $		Total Compensation $
Juan S. Moreno President and	2009	775,000		600		185,919	(6)	-	699,400		-	313,070	(7)	1,973,989
CEO	2008	249,641	(8)	-		-		-	600,000		-	165,650	(9)	1,015,291
Roberto Jara Executive Vice President and	2009	457,619	(10)	600		17,430	(11)	-	199,400		-	305,755	(12)	980,804
Chief Accounting Officer	2008	35,168	(13)	200,000	(14)	-		-	-	(15)	-	111,676	(16)	346,844
José Alvarez Executive Vice President and	2009	214,168	(17)	600		58,100	(18)	-	119,400		-	212,243	(19)	604,511
Director of Operations and	2008	233,087	(20)	600		-		-	75,000		-	854,796	(21)	1,163,483
Information Technology	2007	199,492	(22)	3,810		344,632		-	92,000		-	265,856	(23)	905,790
James Rodríguez President of Santander	2009	250,000		2,000		58,100	(24)	-	148,000		298	23,957	(25)	482,355
Securities	2008	250,000		2,000		-		-	400,000		1,177	20,101	(26)	673,278
Corporation	2007	250,000	(27)	2,000		344,632		-	600,000		1,068	18,774	(28)	1,216,474
Justo Muñoz Executive Vice President Chief Credit Officer	2009	331,375	(29)	2,000		58,100	(30)	-	248,000		-	5,880	(31)	645,355

(1)	Includes Christmas bonuses earned for the corresponding fiscal year.
(2)
For fiscal year 2009, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in connection with the I11 Plan granted on 2009.  The computation is based upon the probable outcome of the performance condition (rather than the maximum potential value of the award), using the I11 formula assuming that BSSA will keep the same rankings it has as of December 31, 2009.  For fiscal year 2008, no stock award was granted.  For fiscal year 2007, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in connection with the I09 and I10 Plans granted on 2007 (while in the 2007 and 2008 Summary Compensation Table represented the dollar amount recognized for financial statement purposes pursuant to FAS123R in connection with the I09 and I10 Plans).  The stock award balances shown in this column are computed using an exchange rate of 1.43445 as of December 31, 2009.

(3)	No option awards were granted in fiscal years 2007, 2008 and 2009.
(4)	The amounts included as non-equity incentive compensation correspond to performance bonuses earned for each fiscal year.
(5)
None of the NEOs participate in the pension plan.  Mr. Rodríguez participates in a deferred compensation plan that paid interest compounded annually at a 7%, annual rate (see below under the Deferred Compensation Table).  Said 7% rate exceeds 120% of the applicable federal long-term rate, with compounding at the rate that corresponds most closely to the rate under the Santander Securities Corporation’s plan at the time the interest rate or formula is set (4.811% at December 29, 2006).  For previous years, the above-market or preferential earnings on said deferred compensation plan were $1,177 for 2008, and $1,068 for 2007, which were not included in the 2007 and 2008 Summary Compensation Tables.

(6)	The maximum potential value of the performance-based award, assuming the highest level of performance achievement under the I11 Plan formula, is $235,938.
(7)
Includes: $102,000 (rent); $24,571 (children school payments); $3,749 (utilities); $74,627 (vacations); $44,131 (tax gross-up); $6,322 (estimated perquisite value for use of company car at 50% of company car costs and expenses for 2009); $688 (estimated value for personal use of Club Memberships at 50% of membership’s payments); $319 (other expenses); and the following amounts paid by BSSA in Euros, converted at December 31, 2009 at the exchange rate of 1.43445: $3,318 (2,313.25 € health insurance); $803 (560.04 € BSSA employees pension plan); $71 (49.68 € life insurance); and $3,460 (2,412.27 € social security); and the amount of $49,011 contributed by Banco Santander Serfin in Mexico under a defined contribution plan (640,039 MXN converted at December 31, 2009 at the exchange rate of 13.059).

(8)
Mr. Moreno commenced as President and CEO on October 2008.  The amount of $143,077 was paid by the Bank and the amount of $106,564 was paid by BSSA (76,449.99 € converted at December 31, 2008 at the exchange rate of 1.3939).  The amount paid by BSSA corresponds to the months of September to December 2008, including the period prior to his appointment as President and CEO of the Corporation and the Bank, during which Mr. Moreno acted as Director of the Corporation.

(9)
Includes: $8,008 (car allowance); $25,500 (rent); $96,394 (relocation costs); and $2,320 (estimated perquisite value for use of company car at 50% of company car costs and expenses for 2008); the following amounts paid by BSSA in Euros, converted at December 31, 2008 at the exchange rate of 1.3939: $663 (475.41 € health insurance); $781 (560.04 € BSSA employees pension plan); $48 (34.30 € life insurance); $1,403 (1,006.83 € car); $1,012 (726.37 € expenses and utilities); $10,913 (7,828.95 € housing assistance); and $626 (448.96 € social security); and the amount of $17,982 contributed by Banco Santander Serfin in Mexico under a defined contribution plan (245,873.40 MXN converted at December 31, 2008 at the exchange rate of 13.6733).

The amounts paid by BSSA and Banco Santander Serfin correspond to the months of September to December 2008, including the period prior to his appointment as President and CEO of the Corporation and the Bank, during which Mr. Moreno acted as Director of the Corporation.

(10)	Includes base salary of $395,914 plus a differential of $61,704 reimbursed to Banco Santander Chile for salary payments made to Mr. Jara while Mr. Jara was serving in Puerto Rico.
(11)	The maximum potential value of the performance-based award, assuming the highest level of performance achievement under the I11 Plan formula, is $22,119.
(12)
Includes: $106,545 (rent); $13,785 (utilities); $70,340 (vacations); $50,501 (moving expenses); $60,883 (installation costs); $2,924 (estimated perquisite value for use of company car at 50% of company car costs and expenses for 2009); $777 (other expenses).

(13)	Mr. Jara’s assignment in Puerto Rico was effective December 1, 2008. The base salary corresponds to the month of December 2008.
(14)	Relocation bonus paid by the Bank.
(15)	Banco Santander Chile paid Mr. Jara a performance bonus of $120,000 for services rendered to Banco Santander Chile.
(16)
Includes: $15,000 (rent); $29,432 (travel expenses); $60,000 (installation expenses); $1,124 (vacations); $477 (health insurance); $502 (savings plan); and $1,144 (other benefits); and the following amount paid by BSSA: $3,997 (health insurance in the amount of 2,867.58 € and converted at the exchange rate of 1.3939 as of December 31, 2008).

(17)	Mr. Alvarez’s base salary was increased to $214,240 effective on August 29, 2009.
(18)	The maximum potential value of the performance-based award, assuming the highest level of performance achievement under the I11 Plan formula, is $73,731.
(19)
Includes: Car Allowance - $18,000; Housing - $72,000; School payments - $20,329; Utilities - $4,964; Currency changes - $1,565; Vacations - $30,629; Expenses: $743; $313 (estimated value for personal use of Club Memberships at 50% of memberships’ payments); and the following amounts paid by BSSA in Euros, converted at December 31, 2009 at the exchange rate of 1.43445: $18,726 (13,054.52 € health insurance); $3,473 (2,421.48 € life insurance); $803 (560.04 € employees pension plan); $3,460 (2,412.27 € social security); and $37,238 (25,960 € defined contribution plan for executive officers).

(20)
Mr. Alvarez’s base salary was increased to $208,000, effective on January 1, 2008.  The amount of $208,000 was paid by the Corporation and the amount of $25,087 was paid by BSSA (the amount paid was 17,997.95 €, converted at December 31, 2008 at the exchange rate of 1.3939).

(21)
Includes: $580 (disability insurance premiums); $159,000 (tax gross-ups); and the following perquisites: Housing - $72,000; School payments - $2,893; Utilities - $8,298; Currency changes - $28,141; Car Allowance - $18,000 ; Vacations - $24,222; Expenses: $1,367; $2,541 (estimated value for personal use of Club Memberships at 50% of memberships’ payments); and the following amounts paid by BSSA in Euros, converted at December 31, 2008 at the exchange rate of 1.3939: $21,446 (15,385.31 € health insurance); $3,138 (2,251.32 € life insurance); $781 (560.04 € employees pension plan); and $512,389 (367,593.60 € defined contribution plan for executive officers).

(22)	Mr. Alvarez’s base salary was increased to $200,000, effective on February 15, 2007.
(23)
Includes: $20,556 (health insurance premiums); $580 (disability insurance premiums); $3,091 (life insurance); $100,654 (tax gross-ups); and the following perquisites: Housing - $72,000; School payments - $19,154; Utilities - $6,115; Currency changes - $6,446; Car Allowance - $18,000 and Vacations - $19,260.

(24)	The maximum potential value of the performance-based award, assuming the highest level of performance achievement under the I11 Plan formula, is $73,731.
(25)
Includes: $4,500 (Santander Securities Corporation’s contributions to the employees’ savings plan); $9,000 (2009 Santander Securities Corporation’s profit sharing under Santander Securities Corporation’s deferred arrangement profit sharing plan); $6,665 (health insurance premiums); $625 (disability insurance premiums); $1,728 (life insurance); and $1,439 (other expenses).

(26)
Includes: $4,000 (Santander Securities Corporation’s contributions to the employees’ savings plan); $9,000 (2007 Santander Securities Corporation’s profit sharing under Santander Securities Corporation’s deferred arrangement profit sharing plan); $5,654 (health insurance premiums); $580 (disability insurance premiums); $867 (life insurance).

(27)	Mr. Rodríguez’s base salary was increased effective on January 1, 2007.
(28)
Includes: $4,000 (Santander Securities Corporation’s contributions to the employees’ savings plan); $9,000 (2007 Santander Securities Corporation’s profit sharing under Santander Securities Corporation’s deferred arrangement profit sharing plan); $4,327 (health insurance premiums); $580 (disability insurance premiums); $867 (life insurance).

(29)	Mr. Muñoz’s base salary was increased from $325,000 to $334,750, effective on May 4, 2009.
(30)	The maximum potential value of the performance-based award, assuming the highest level of performance achievement under the I11 Plan formula, is $73,731.
(31)
Includes: $837 (disability insurance premiums); $844 (life insurance) $2,168 (other expenses); $1,718 (estimated perquisite value for use of company car at 50% of company car costs and expenses for 2009); and $313 (estimated value for personal use of Club Memberships at 50% of memberships’ payments).

GRANTS OF PLAN-BASED AWARDS
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
NEO	Plan Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (1) (#)	Target (2) (#)	Maximum (3) (#)	Stock or Units (#)	Underlying Options (#)	Options Awards ($/Sh)	Option Awards(4) ($)
Juan S. Moreno President and CEO	I11	2-26-09	-	-	-	0	25,216	32,000	-	-	-	$185,919
Roberto Jara Executive Vice President and Chief Accounting Officer	I11	2-26-09	-	-	-	0	2,364	3,000	-	-	-	17,430
José Alvarez(7) Executive Vice President and Director of Operations and Information Technology	I11	2-26-09	-	-	-	0	7,880	10,000	-	-	-	58,100
James Rodríguez President of Santander Securities Corporation	I11	2-26-09	-	-	-	0	7,880	10,000	-	-	-	58,100
Justo Muñoz Executive Vice President Chief Credit Officer	I11	2-26-09	-	-	-	0	7,880	10,000	-	-	-	58,100

(1)
Under the I11 Plan, the actual number of shares of BSSA shares to be received will depend on the sum of BSSA’s rankings related to the total return on BSSA shares when compared to a group of 21 international financial institutions and the increase in earnings per share of BSSA when compared to a group of 21 international financial institutions.  The NEOs will not receive any shares of BSSA if BSSA is in or below the 12th position in both rankings when compared to said group of financial institutions.  Please see the “Performance Shares Plan” description in the CD&A.

(2)
For the I11 Plan, the amount in the “Target” column is the number of shares to be received by the NEOs based on the probable outcome of the performance conditions (rather than the maximum potential value of the award), using the I11 formula assuming that BSSA will keep the same rankings it has as of December 31, 2009.  Please see the “Performance Shares Plan” description in the CD&A.

(3)
For the I11 Plan, the amount shown in the “Maximum” column represents the maximum number of shares to be received by the NEOs using the formula described under “Performance Shares Plan” description in the CD&A and assuming BSSA meets the highest rankings.

(4)
Represents the grant date fair value computed in accordance with FAS123R, based upon the probable outcome of the performance condition (rather than the maximum potential value of the awards).  For the I11Plan, the value of the BSSA shares at grant date was €5.14.  The exchange rate used for December 2009 was 1.43445.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		OPTION AWARDS					STOCK AWARDS
Name	Plan Name (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Juan S. Moreno(4) President and CEO	I10	-	-	-	-	-	-	-	31,500	517,860
	I11	-	-	-	-	-	-	-	25,216	414,551
Roberto Jara(5)	I10	-	-	-	-	-	-	-	1,800	29,592
Executive Vice President and Chief Accounting Officer	I11	-	-	-	-	-	-	-	2,364	38,864
José Alvarez	I10	-	-	-	-	-	-	-	10,000	164,400
Executive Vice President and Director of Operations and Information Technology	I11	-	-	-	-	-	-	-	7,880	129,547
James Rodríguez	I10	-	-	-	-	-	-	-	10,000	164,400
President of Santander Securities Corporation	I11	-	-	-	-	-	-	-	7,880	129,547
Justo Muñoz	I10	-	-	-	-	-	-	-	4,000	65,760
Executive Vice President Chief Credit Officer	I11	-	-	-	-	-	-	-	7,880	129,547

(1)	The shares under the I10 and I11 Plans will be vested on June 30, 2010 and June 30, 2011, respectively, provided that certain conditions are met.
(2)
The estimated number of BSSA shares to be obtained by each NEO was computed based on the I10 and I11 Plans formula using the BSSA’s rankings as of December 31, 2009, based on the probable outcome of the performance conditions (rather than the maximum potential value of the award).  The I10 and I11 Plans’ formula is described in the “Performance Shares Plan” description in the CD&A.

(3)
The estimated market value of the shares under the I10 and I11 Plans was computed based on the I10 and I11 Plans’ formula and using BSSA’s ranking as of December 31, 2009, multiplied by the market value of the BSSA shares as of December 31, 2009, which was $16.44.

(4)	Mr. Moreno received his rights under the I10 directly from BSSA.
(5)	Mr. Jara received his rights under the I10 directly from Banco Santander Chile.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)

Juan S. Moreno President and CEO	-	-	19,066	(3)	$229,014	(4)

Roberto Jara Executive Vice President and Chief Accounting Officer	-	-	1,090	(5)	13,093	(6)

José Alvarez Executive Vice President and Director of Operations and Information Technology	-	-	5,902	(7)	68,522

James Rodríguez President of Santander Securities Corporation	-	-	5,902	(8)	68,522

Justo Muñoz Executive Vice President Chief Credit Officer	-	-	2,724	(9)	31,626

(1)	The number of shares awarded is determined using the formula described under the I09 Plan.
(2)
The value disclosed is the aggregate dollar value realized upon vesting, following the description of the I09 Plan.  The vesting date is July 6, 2009, except for Mr. Moreno and Mr. Jara, and the market value upon vesting is 8.49€.  The exchange rate used for conversion is 1.36749 (exchange rate at July 6, 2009).

(3)
Mr. Moreno’s shares were granted to him by BSSA.  The actual number of shares received by Mr. Moreno is 16,000, net of Spain’s applicable tax.  The tax applicable to Mr. Moreno is 24% over the taxable base.  In order to determine the taxable base, the compensation expense is adjusted by the period of services rendered in Spain that approximates 72.37%, net of a tax exemption of 12,000 €, in conformity with Spain’s tax authorities

(4)	Calculated using the market value of 8.49€ upon Mr. Moreno’s vesting date of July 1, 2009. The value realized on vesting was 161,870.34 €. The exchange rate used for conversion from Euros is 1.4148.
(5)
Mr. Jara’s shares were granted to him by Banco Santander Chile.  The actual number of shares received by Mr. Jara is 708, net of Chile’s applicable tax of 35%.  The market value upon vesting was 8.49€.  Mr. Jara’s vesting date is July 1, 2009.

(6)	The value realized on vesting was 9,254.10€. The exchange rate used for conversion from Euros is 1. 4148.
(7)
The actual number of shares received by Mr. Álvarez is 5,558.82, net of Spain’s applicable tax of 18% of the difference between the coverage cost of 5.7474€ and the market value upon vesting, which is 8.49€.

(8)
The actual number of shares received by Mr. Rodríguez is 5,558.82, net of Spain’s applicable tax of 18% of the difference between the coverage cost of 5.7474€ and the market value upon vesting, which is 8.49€.

(9)
The actual number of shares received by Mr. Muñoz is 2,565.61, net of Spain’s applicable tax of 18% of the difference between the coverage cost of 5.7474€ and the market value upon vesting, which is 8.49€.

Deferred Compensation Table(1)
NEO	Executive contributions in fiscal year 2009	Registrant contributions in fiscal year 2009		Aggregate earnings in fiscal year 2009	Aggregate withdrawals /distributions in fiscal year 2009		Aggregate balance as of December 31, 2009
James Rodríguez	$0	$2,093	(2)	$2,093	$121,695	(3)	$0

(1)
In addition to the plans described above under the caption of “The Elements of Compensation”, for the year 2007 Mr. Rodríguez participated in Santander Securities Corporation’s optional deferred compensation plan, under which he had the option to voluntarily defer receipt of not less than $10,000 and up to 100% of his compensation in excess of $100,000, for a maximum deferral period of two years and one business day.  The plan credits interest on a tax-deferred basis, compounded annually at a 7% annual rate.  After the two-year anniversary of each year’s contribution, the NEO receives a lump sum payment.  For fiscal year 2008, no contributions were made by Mr. Rodríguez.  The distribution of the aggregate balance of the plan was paid in the first quarter of 2009.  As of January 2009, the plan is no longer in effect.

(2)	Represents interest income earned during 2009 of $2,093.
(3)
Composed of principal plus interests earned until distribution date.  The aggregate balance amount has been adjusted to correct an overstatement of $570 reported in previous years due to the calculation of interests using a twelve months period rather than the eleven months applicable period.

Employee Agreements, Termination of Employment and Change in Control Arrangements

Mr. Juan S. Moreno, Mr. James Rodríguez and Mr. Justo Muñoz, have each entered into employment agreements.  Mr. Jose Alvarez and Mr. Roberto Jara are under the Expatriated Program as set forth in their corresponding letters of conditions.

Mr. Moreno’s agreement with the Corporation for his employment as President and Chief Executive Officer and Chief Executive Officer of the Bank, was executed on October 27, 2008, with effective date as of October 22, 2008 and expiration date of October 21, 2011.  Under the terms of the agreement, Mr. Moreno is entitled to receive an annual base salary of $775,000 for the first year of employment.  On February 16, 2010, the Compensation Committee approved an increase in the base annual salary of Mr. Moreno from $775,000 to $850,000, effective on January 1, 2010.  Under the agreement, Mr. Moreno is also entitled to incentive compensation in accordance with our compensation program for expatriated officers, which is administered by the Compensation Committee.  Under our compensation program, Mr. Moreno is also eligible to participate in the Corporation’s Performance Bonus Incentive Plan, and may receive certain perquisites such as housing, vehicle, moving expenses, life and health care insurance, school tuition, utilities, vacations, tax gross-ups and other related expenses as determined by the Compensation Committee.  We may terminate Mr. Moreno’s employment for “cause” or other than for “cause.”  If we terminate Mr. Moreno’s employment other than for “cause”, Mr. Moreno will be entitled to receive a severance payment in the amount required under applicable Puerto Rico law.  In addition, Mr. Moreno may be entitled to receive additional severance and pension benefits from BSSA, or its affiliates (collectively, “Santander Group”), for prior years of service with Santander Group, following the termination of his employment.  Any such additional benefits would be payable by Santander Group and not by us.  Mr. Moreno’s agreement also contains certain confidentiality and arbitration provisions.

On April 25, 2005, Santander Securities Corporation entered into an employment agreement with Mr. Rodríguez.  Under the agreement, Mr. Rodríguez is entitled to receive an annual base salary starting at $200,000 yearly, and an incentive compensation to be determined in accordance with the Performance Bonus Plan, which is administered by the Compensation Committee, based on the performance of Mr. Rodríguez and the net revenues of Santander Securities Corporation.  Mr. Rodríguez is also a participant in the benefit plans established by the Bank and benefits of the Christmas Bonus.  In addition, Mr. Rodríguez received a loan in the amount of $300,000 for a term of five (5) years, at an annual interest rate equal to the one-year LIBOR plus 200 basis points, to be paid down during the continuous employment of Mr. Rodríguez in an annual amount of $60,000.

Mr. Muñoz entered into an employment agreement with the Bank effective on May 1, 2007.  Under the agreement, Mr. Muñoz is entitled, in addition to base salary starting at $250,000, to participate in the Corporation’s Performance Bonus Incentive Plan, corporate car, clubs memberships, medical plan, life insurance, retirement plan, 401k plan and others applicable to all regular Bank employees, subject to the policy of each plan.  Mr. Muñoz’s base salary was increased effective on May 4, 2009.  Upon termination for just cause he is entitled to receive the salary accrued up to the date of his dismissal and the balance of his vacation pay.  If without cause, the Bank shall pay exclusively the indemnification established by applicable Puerto Rico law.

On May 19, 2004, Mr. Alvarez entered into a letter of condition under which he was assigned to the Corporation for an initial period of three years, under the Expatriated Program of BSSA.  The employment agreement was effective on

August 1, 2004.  The letter entitles Mr. Alvarez to receive a base annual salary and incentive compensation in accordance with our Performance Bonus Plan, administered by the Compensation Committee.  Mr. Alvarez participates in the disability benefit plan established by the Bank and health and life insurances benefits under BSSA’s health and life insurance plans. Mr. Alvarez is also entitled to use a corporate car, a corporate credit card and certain club memberships, all in accordance with human resources policies and procedures, and certain additional perquisites due to his relocation to Puerto Rico, such as housing, school, vacations, and related moving expenses.  Mr. Alvarez’s current salary is $214,240 per letter dated August 20, 2009 increasing his salary.

On September 16, 2008, Mr. Jara entered into a letter of condition under which he was assigned to Puerto Rico under the Expatriated Program of BSSA for an initial term of three-years, subject to early termination upon three-months’ prior notice to Mr. Jara.  On November 25, 2008, he was appointed as Executive Vice President and Chief Accounting Officer, subject to the approval of his non-immigrant visa petition.  Mr. Jara’s visa was approved with a valid date as of December 1, 2008.  As Executive Vice President and Chief Accounting Officer, Mr. Jara is entitled to receive an annual base salary of $422,022.  Mr. Jara has the benefit of an exchange rate guarantee with respect to 60% of his base salary to protect Mr. Jara from fluctuations in the value of the U.S. Dollar relative to the Chilean Peso.  Mr. Jara is also entitled to a one-time relocation bonus of $200,000, and to annual retention bonuses of $120,000 payable in January 2010 and 2011.  Mr. Jara is also eligible to receive incentive compensation in accordance with our compensation program for expatriated officers, which is administered by the Compensation Committee. Under the Corporation’s compensation program, Mr. Jara will receive certain perquisites such as housing, utilities, vacations, tax gross-ups and other related expenses, as determined by the Compensation Committee.

Report of the Compensation and Nomination Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management for 2009. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement for its 2010 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee of the Corporation’s Board of Directors.

Submitted by

Mr. Víctor Arbulu
Mr. Gonzalo de Las Heras
Mr. Jesús M. Zabalza

The foregoing “Report of the Compensation and Nomination Committee” shall not be deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act or the Exchange Act, that incorporate future filings, including this Form, in whole or in part, the foregoing “Report of the Compensation and Nomination Committee” shall not be incorporated by reference into any such filings.

TRANSACTIONS WITH RELATED PARTIES

Transactions between us, our subsidiaries and/or affiliates, directors and management or persons related to management are regulated by the Code of Business Conduct and Professional Ethics (“Code of Business Conduct”).  The Code of Business Conduct requires impartiality and objectivity in adopting decisions that involve personnel of the Corporation and its subsidiaries and/or affiliates.  The Management’s Compliance Committee and the Chief Compliance Officer are in charge of monitoring our compliance with the Code of Business Conduct.  A complete copy of the Code is available on the Company’s website at www.santandernet.com.

Our Board has adopted the Insiders Transaction Policy (the “Regulation O Policy”) in writing which applies to extensions of credit to insiders, defined to include directors, executive officers, principal shareholders (shares owned or controlled by a member of an individual’s immediate family are considered to be held by the individual), and related interests of any of them.  Related interest refers to a company that is controlled by that person, or a political campaign committee that is controlled by that person or the funds or services which will benefit that person.  All extensions of credit shall be on substantially the same terms and conditions (including interest rate and collateral requirements) as those prevailing at the time for comparable transactions available to any other client of the Bank, shall be within the lending limits established in Regulation O adopted by the Federal Reserve Board, codified in 12 CFR Part 215, and shall be approved by our Board.  All transactions that met the parameters of the Regulation O Policy were reviewed and approved by our Board as required by the Regulation O Policy.

In addition, the Bank has adopted the Transactions with Affiliates Policy (the “Regulation W Policy”) in writing.  The Regulation W Policy adopted by the Bank applies to transactions between the Bank and an affiliate covered under Sections 23A and 23B of the Federal Reserve Act (the “Act”) and Regulation W adopted by the Federal Reserve Board, codified in 12 CFR Part 223 (“Regulation W”), and applies to transactions in which the Bank accepts securities issued by an affiliate as collateral; transactions in which the Bank purchases a security issued by an affiliate; transactions by the Bank with any person in which the proceeds or benefits are transferred to an affiliate; transactions by the Bank in which an affiliate is acting as an agent or broker; transactions by the Bank in which an affiliate receives a fee for its services to the Bank or a third party; transactions by the Bank in which an affiliate has an interest in the customer or counterparty; transactions in which the Bank purchases, as principal or fiduciary, a security for which an affiliate is a principal underwriter during the existence of the underwriting or selling syndicate; loans and other extensions of credit by the Bank to its affiliates; and other transactions by the Bank in which an affiliate is involved.  The standard to be applied under the Regulation W Policy is that all affiliate transactions must be conducted at arm's length and in accordance with applicable laws and regulations.  The Bank may not engage in any affiliate transaction unless the affiliate transaction is on terms and conditions that are consistent with safe and sound banking practices.  The Legal and the Compliance Departments assure compliance with the Regulation W Policy, and the Audit Committee is responsible for the review and approval of the transactions.  The transactions between affiliates reported hereunder that require Audit Committee approval were reviewed and approved by the Audit Committee as required by the Regulation W Policy.

The Bank has entered into loan transactions with our directors and executive officers and the immediate family members of the directors and executive officers, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other persons not related to us. The extensions of credit have not involved and do not currently involve more than normal risks of collectibility or present other unfavorable features.  In the ordinary course of business, our affiliates maintain deposit accounts with the Bank, and also we engage in typical transactions related to our business as a financial institution, such as loans, swaps, options and certificates of deposit, with our affiliates.  Said transactions are on market terms.

During 2009, we made payments in the ordinary course of business to the law firm of O’Neill & Borges, of which Ms. Rosa González, sister of Mr. José González who is a director of the Corporation, is a partner.  The fees paid to O’Neill & Borges for fiscal year 2009 amounted to approximately $392,036 for legal services rendered to the Corporation, including its subsidiaries.  The engagement of such law firm was approved by our Board.

In addition, the Bank has entered from time to time into loan sale transactions with its affiliate CREFISA, Inc., a subsidiary of BSSA.  During 2009, the Bank sold loans to CREFISA, Inc. for an aggregate sales price of $142 million.  These loan sale transactions were made at net book value.  The loan sale transactions were consistent with applicable banking laws and regulations, and were approved by the Audit Committee.

The Corporation and its subsidiaries have entered, in the ordinary course of business, into information technology development, licensing and services agreements and other related services with the following affiliates and subsidiaries of BSSA: ISBAN CHILE, S.A. (“ISBAN Chile”), ISBAN MEXICO, S.A. de C.V. (“ISBAN Mexico”) and ALTEC Puerto Rico, a division of CREFISA, Inc. (“ALTEC Puerto Rico”); PRODUBAN SERVICIOS INFORMÁTICOS GENERALES, S.L. (“PRODUBAN Mexico”); PRODUBAN SERVICIOS INFORMÁTICOS GENERALES, S.L. (“PRODUBAN Spain”); and INGENIERIA DE SOFTWARE BANCARIO, S.L. (“ISBAN Spain”).  During 2009, the Corporation and its subsidiaries made the following payments for services rendered by the abovementioned companies during 2009: $1,014,812 to ISBAN Chile, $1,733,909 to ISBAN Mexico, $8,993,500 to ALTEC Puerto Rico; and $5,209,434 to PRODUBAN Mexico; $689,661 to PRODUBAN Spain; $136,098 to ISBAN Spain.  These transactions are subject to usual trade terms.

The Bank has entered into a lease with ALTEC Puerto Rico, and with Santander Overseas Bank, Inc. (“Santander Overseas”), under which each of these affiliates paid a rental of $411,090 and $144,911, respectively to the Bank during 2009.  This transaction is considered to be on market terms.

During 2009, the Bank received payments in excess of $120,000 pursuant to Master Management and Services Agreements with Santander Overseas and CREFISA, Inc., which are affiliates of the Corporation, indirectly owned by

BSSA, to provide general services which generally include but are not limited to: (i) services relating to personnel and human resources management, including, but not limited to salaries processing, completing tax returns and tax reporting for employees; (ii) consulting assistance and support relating to compliance and legal functions, (iii) services relating to operations, including, but not limited to fund transfers and general supervisory and managerial services, which may include collections, management of loans and letters of credit; (iv) reconciliation services for bank accounts, accounts payable, accounts receivable; (v) services relating to the structuring and funding of financial transactions; (vi) services relating to risk analysis, including, but not limited to analysis and approval of customer credit and preparation and presentation of cases; (vii) services relating to market risk; (viii) services related to accounting and information technology; (ix) auditing services; (x) record keeping; (xi) cash management services; and (xii) general organizational services.  The amounts paid by Santander Overseas and CREFISA to the Bank for fiscal year 2009 were $3,416,781 and $484,171 respectively.  The foregoing transactions are on market terms.

On September 24, 2009, the Corporation and Santander Financial Services, Inc. entered into a collateralized loan agreement with the Bank.  Under the loan agreement, the Bank advanced $190 million and $440 million to the Corporation and Santander Financial, respectively.  The loans are collateralized by a certificate of deposit in the amount of $630 million opened by BSSA at the Bank and provided as security for the Loans pursuant to the terms of a Security Agreement, Pledge and Assignment between the Bank and BSSA.  The Corporation and Santander Financial Services, Inc. have agreed to pay an annual fee of 0.10% net of taxes, deductions and withholdings to BSSA in connection with its agreement to collateralize the loans with the deposit

In the ordinary course of business, the Bank has also engaged in the administration of loans portfolios with Crefisa, Inc. under which the Bank was paid the commission of $2,197,336 for 2009.  The commission is considered to be on market terms.

On September 1, 2009, the Bank entered into an Advisory and Technical Services Agreement with Santander Overseas to assist the later in the sale, assignment and transfer of certain credit facilities.  These services included, among others, the structuring and consummation of the transaction, the review of all of the documents executed, and the valuation of the credit facilities.  Under this agreement, the Bank was paid a commission of $2,908,247 in 2009 by Santander Overseas.  The compensation is considered to be on market terms.

PROPOSALS OF SECURITY HOLDERS TO BE PRESENTED AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholders’ proposals intended to be presented at the 2011 annual meeting of Stockholders must be received by the Secretary of the Corporation, at its principal executive offices, Santander BanCorp., B-7 Tabonuco Street, Suite 1800, Guaynabo, Puerto Rico, 00968, not later than November 26, 2010, for inclusion in our proxy statement and form of proxy relating to the 2011 annual meeting of stockholders.  If a stockholder who otherwise desires to bring a proposal before the 2011 annual meeting of stockholders does not notify us of its intent to do so on or before February 8, 2011, then the proposal will be untimely and the proxies will be able to vote on the proposal at their discretion.

CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Business Conduct within the meaning of Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended.  This Code applies to the directors, the President and CEO, the CAO, and other executive officers of the Corporation and its subsidiaries in order to achieve a conduct that reflects the Corporation’s ethical principles.  Our Code of Business Conduct was amended during 2005 to expressly apply to the directors of the Corporation, as required by the NYSE’s Corporate Governance Rule 303A.10.  We have posted a copy of the Code of Business Conduct, as amended, on its website at www.santandernet.com.  The Corporation also adopted Corporate Governance Guidelines which are available on the Investor Relations website at www.santandernet.com, as required by the NYSE’s Corporate Governance Rule 303A.09.  Copies of the Code of Business Conduct and the Corporate Governance Guidelines may be obtained free of charge from the Corporation’s website at the abovementioned internet address.  Investors may request a print copy by writing to Rafael Bonilla, Esq., P.O. Box 362589, San Juan, P.R. 00936-2589.

DISCLOSURE OF AUDIT FEES

The following is a description of the fees paid or accrued by us and our subsidiaries for the audits and other services provided by D&T for 2009 and 2008, respectively.

Audit Fees

The aggregate “Audit Fees” paid or accrued by the Corporation for professional services rendered by D&T in connection with the audits of the Corporation’s annual consolidated financial statements for the fiscal years ended December 31, 2009 and  2008, the audit of the effectiveness of the Corporation’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, as of December 31, 2009 and 2008, and for the reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q, were approximately $1,736,000, and $2,282,743, respectively.

Audit-Related Fees

The aggregate fees billed by D&T to the Corporation for the years ended December 31, 2009 and 2008 for audit-related services were approximately $65,845 and $127,000, respectively.  These fees relate to consulting services performed in connection with financial accounting and reporting standards.

Tax Fees

D&T does not provide tax services to the Corporation.

All Other Fees

There are no other fees.

In considering the nature of the services provided by D&T, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with D&T and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as amended, as well as the provisions of the American Institute of Certified Public Accountants.

Pre-Approval Policy and Procedures

All auditing services and non-audit services must be pre-approved by the Audit Committee.  Pre-approval is waived for non-audit services if:  (1) the aggregate dollar value of such services does not exceed $10,000; (2) such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and (3) such services are promptly brought to the attention of and approved by the Audit Committee prior to the completion of the audit.  All audit and non-audit services were pre-approved by the Audit Committee.  The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Corporation’s Board of Directors in its oversight of the Corporation’s financial reporting process and the Corporation’s internal and external audit processes.  As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to achieve compliance with accounting standards and applicable laws and regulations.  The Internal Audit Department is responsible for examining and evaluating the adequacy and effectiveness of the Corporation’s internal control systems.  The independent registered public accounting firm of the Corporation is responsible for auditing the Corporation’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and the effectiveness of the Corporation’s internal controls over financial reporting.   Moreover, as set forth in the Charter, the Audit Committee relies on and makes no independent verification of the financial and other information presented to it or representations made by management or the independent registered public accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, and internal controls and procedures, designed to achieve compliance with accounting standards and applicable laws and regulations.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2009, management’s assessment of the effectiveness of the Corporation’s internal controls and the independent registered public accounting firm’s report on internal controls over financial reporting.  The Audit Committee has also discussed with the independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently modified or supplemented.  The Audit Committee has obtained a report from the independent registered public accountants that addresses certain matters related to quality, quality control, and independence, as required by the NYSE listing standards.  Finally, the Audit Committee has received the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining their independence, and has discussed with the independent registered public accounting firm its independence from the Corporation and its management.  These considerations and discussion, however, do not assure that the audit of the Corporation’s financial statements has been carried in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with Generally Accepted Accounting Principles or that the Corporation’s independent registered public accounting firm are in fact “independent.”

Based on the Audit Committee’s review of the audited financial statements, management’s assessment of the effectiveness of internal controls over financial reporting and the independent registered public accounting firm’s report, and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted by:

Mr. Víctor Arbulu	Director
Mr. Stephen A. Ferriss	Director
Mr. Roberto H. Valentín	Director

PROPOSAL 2:  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders at the meeting, the Audit Committee has appointed D&T to audit the Corporation’s consolidated financial statements for the fiscal year ending December 31, 2010, and the effectiveness of the Corporation’s internal controls over financial reporting as of December 31, 2010.  D&T audited the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2007, 2008 and 2009, and the effectiveness of the Corporation’s internal controls over financial reporting as of December 31, 2007, 2008 and 2009.  Representatives of D&T will be present at the Meeting and have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

If the stockholders do not ratify the appointment of D&T, the selection of our independent registered public accountants will be reconsidered by the Audit Committee.

The Board recommends that you vote FOR ratification of the appointment of D&T as our independent registered public accounting firm for 2010.

The vote in favor of the majority of the shares of Common Stock eligible to be voted at the meeting is required for the approval of this Proposal Two.

INTERNET AVAILABILITY

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on April 26, 2010: This proxy statement, the notice of annual meeting and the Corporation’s Annual Report to Shareholders are available at http://bnymellon.mobular.net/bnymellon/sbp.

ANNUAL REPORT AND OTHER MATTERS

Enclosed with this Proxy Statement is the Corporation’s Annual Report to Stockholders, which includes the Annual Report on Form 10-K, the Corporation’s consolidated financial statements and management’s assessment of the effectiveness of the Corporation’s internal controls over financial reporting for the year ended December 31, 2009.  The Corporation’s consolidated financial statements for the year ended December 31, 2009 and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009 have been duly certified by D&T as the independent registered public accountants of the Corporation.  The Annual Report to Stockholders is not a part of these proxy solicitation materials.

To avoid delays in ballot taking and counting, and in order to assure that your Proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested:  upon signing a Proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title; if shares are in the name of more than one record holder, all should sign.

Whether or not you plan to attend the Meeting, it is very important that your shares be represented and voted in the Meeting.  Accordingly, you are urged to properly complete, sign, date and return your Proxy Card.

San Juan, Puerto Rico, March 26, 2009.	By Order of the Board of Directors

Rafael Bonilla, Esq.
Secretary

SANTANDER BANCORP

WO#
67758

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example [X]

	VOTE GRANTED FOR all nominees	VOTE WITHHELD FOR all nominees	*EXCEPTIONS
1. To elect three (3) directors for a three year term, ending on 2013:	☐	☐	☐

Nominees:
01 Victor Arbulu
02 María Calero
03 Stephen A. Ferriss

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as the company's independent accountants for fiscal year 2010:	☐	☐	☐

3. AT THEIR DISCRETION, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ITEMS 1 and 2. Please refer to instructions below.**

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES, PUERTO RICO OR THE U.S. VIRGIN ISLANDS.

Mark Here for Address Change or Comments ☐
SEE REVERSE

Signature ______________________ **Signature** ______________________ **Date** ____________

Please sign exactly as your name appears hereon. When shares are held by joint tenants or by tenants in common, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, the president or other authorized officer should sign under the full corporate name, and the position of such authorized officer should appear below the signature. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING
OF
SANTANDER BANCORP

Monday, April 26, 2010
10:00 a.m.
Conference Room located at parking level of Santander Tower,
B-7 Tabonuco Street, Suite 1800, Guaynabo, Puerto Rico

Mapa Santander Tower
Hacia Bayamon
Hacia Martinez Nadal
Salida
Guaynabo
Microsoft
Expreso Martinez Nadal
Santander Tower
Parking
San Patricio

Parking fees will be paid by Santander BanCorp

▼ FOLD AND DETACH HERE ▼

SANTANDER BANCORP

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints any member of the Board of Directors as Proxies, each with the power to appoint his/her substitute, and authorizes them to represent and to vote as designated on the reverse side all the shares of common stock of Santander BanCorp held on record by the undersigned as of March 19, 2010, at the Annual Meeting of Shareholders to be held at 10:00 a.m. on April 26, 2010 at the Conference Room located at the parking level of Santander Tower, B-7 Tabonuco Street, Suite 1800, Guaynabo, Puerto Rico.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO#
67758